Exhibit 10.1
EXECUTION VERSION
PRIVILEGED AND CONFIDENTIAL
NEXTEL TELECOMUNICAÇÕES LTDA.,
as Borrower
TERM FACILITY AGREEMENT
A/B
Dated as of September 14, 2007
STANDARD BANK OFFSHORE TRUST COMPANY JERSEY LIMITED,
as Security Agent
and
NEDERLANDSE FINANCIERINGS-MAATSCHAPPIJ VOOR
ONTWIKKELINGSLANDEN N.V.
as Lender
Milbank, Tweed, Hadley & McCloy LLP

Article	Page
38. WAIVER OF JURY TRIAL	55
39. WAIVER OF IMMUNITY	56
40. ENTIRE AGREEMENT	56
41. SURVIVAL	56
42. NO FIDUCIARY RELATIONSHIP	56
43. WAIVER OF SECURITY	56
Signatures	1

SCHEDULE 1	Conditions Precedent To Initial Utilization

SCHEDULE 2	Utilization Request

SCHEDULE 3	Mandatory Cost Formulae

SCHEDULE 4	Form of Transfer Certificate

SCHEDULE 5	Form of Compliance Certificate

SCHEDULE 6	Security

SCHEDULE 7	INTENTIONALLY LEFT BLANK

SCHEDULE 8	Corporate Governance Guidelines

SCHEDULE 9	Excluded Activities

SCHEDULE 10	Insurance

SCHEDULE 11	Existing Liens

SCHEDULE 12	INTENTIONALLY LEFT BLANK

SCHEDULE 13	World Bank Standards

SCHEDULE 14	Labour Contracts, Retrenchment and Discrimination of Workers’ Representatives

SCHEDULE 15	FMO Social Policy

SCHEDULE 16	Annual Environmental and Social Monitoring Report

SCHEDULE 17	Certification Letter

THIS AGREEMENT is dated as of September 14, 2007 and made between:
(1)	NEXTEL TELECOMUNICAÇÕES LTDA., a limited liability company incorporated and existing under the laws of Brazil, enrolled with the General Registry of Corporate Taxpayers of the Brazilian Ministry of Finance (“CNPJ/MF”) under No. 66.970.229/0001-67, having its registered office at Alameda Santos No. 2,356 and 2,364, Cerqueira César, in the City of São Paulo, State of São Paulo, Brazil, Zip Code 01418-200, fax number 55 11 2145 2040, as borrower (the “Borrower”);

(2)	NEDERLANDSE FINANCIERINGS-MAATSCHAPPIJ VOOR ONTWIKKELINGSLANDEN N.V. (“FMO”), a company limited by shares incorporated and existing under the laws of The Netherlands having its registered office at Anna van Saksenlaan 71, 2593 HW, The Hague, The Netherlands, fax number +31 (0)70 314 9757, as lender (the “Lender”); and

(3)	STANDARD BANK OFFSHORE TRUST COMPANY JERSEY LIMITED, a company incorporated in Jersey with registered number 9153, as security agent (the “Security Agent”).
IT IS AGREED as follows:
1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“A Loan” means a loan specified in Sub-clause 2.1.1 (The Facilities) or the principal amount outstanding for the time being of that loan.

“A Loan Termination Date” means 7 years after the Effective Date.

“A Loan Utilization” means any utilization of the A Loan.

“Applicable Margin” means (a) in relation to the A Loan for any Interest Period, the rate per annum set forth below:

Applicable Period	Applicable Margin
If the Leverage Ratio is equal to or greater than 3.00:1:	2.5% per annum

If the Leverage Ratio is equal to or greater than 2.00:1 but less than 3:00:	2.25% per annum

If the Leverage Ratio is less than 2.00:1:	2% per annum

For a period of 12 months following the Effective Date, regardless of the Leverage Ratio:	2.25% per annum

(b) in relation to the B Loan for any Interest Period, the rate per annum set forth below:

Applicable Period	Applicable Margin
If the Leverage Ratio is equal to or greater than 3.00:1:	2.25% per annum

If the Leverage Ratio is equal to or greater than 2.00:1 but less than 3:00:	2% per annum

If the Leverage Ratio is less than 2.00:1:	1.75% per annum

For a period of 12 months following the Effective Date, regardless of the Leverage Ratio:	2% per annum
If the Applicable Margin cannot be determined for any reason, the rate of 2.5% per annum shall apply in relation to the A Loan, and the rate of 2.25% per annum shall apply in relation to the B Loan.
“Authorization” means an authorization, consent, approval, resolution, license, exemption, filing, notarization or registration.
“Availability Period” means the period from and including the Effective Date to and including the date that is 180 days thereafter.
“Available Facility” means the amount of a Facility during the Availability Period minus:
(a)	the amount of any outstanding Loans;

(b)	in relation to any proposed Utilization, the amount of any Loans that are due to be made on or before the proposed Utilization Date; and

(c)	any amount cancelled pursuant to Clause 7.3 (Voluntary Cancellation).
“B Loan” means a Loan specified in Sub-clause 2.1.2 (The Facilities) or the principal amount outstanding at any given time specified of that loan.
“B Loan Termination Date” means 5 years after the Effective Date.
“B Loan Utilization” means any utilization of the B Loan.
“Basic Terms and Conditions of Employment” means the basic terms and conditions of employment as set out in the ILO Conventions 26 and 131 (on Remuneration), ILO Convention 1 (on Working Hours), ILO Convention 155 (on Health & Safety), and the terms and conditions as described in Schedule 14 (Labour Contracts, Retrenchment and Discrimination of Workers’ Representatives), as summarized in Schedule 15 (FMO Social Policy).
“Borrower Quota Pledge Agreement” has the meaning set forth on Schedule 6 (Security Documents).

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in New York and São Paulo, and solely for the purpose of determining the applicable interest rate (for the purpose of determining LIBOR) in accordance with this Agreement, in London, England.
“Collateral” means the collateral provided for in the Security Documents.
“Commitment Fee” means the commitment fee payable to the Lender pursuant to Clause 11.1 (Commitment Fee).
“Compliance Certificate” means a certificate substantially in the form set out in SCHEDULE 5 (Form of Compliance Certificate).
“Consolidated Debt” means as at any date, the sum of the aggregate outstanding principal amount of all Financial Indebtedness of the Borrower and its consolidated Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP).
“Consolidated EBITDA” shall mean, for any period, with respect to the Borrower and its consolidated Subsidiaries, the sum (determined without duplication) of: (x) Consolidated Operating Income for such period plus (y) depreciation and amortization to the extent deducted when determining Consolidated Operating Income for such period plus non-cash items to the extent deducted in determining the same, minus (z) non-cash gains.
“Consolidated Net Worth” means, at any time of determination, Consolidated Total Assets minus Consolidated Total Liabilities.
“Consolidated Operating Income” means, for any period, the operating income of the Borrower and its consolidated Subsidiaries, consolidated in accordance with GAAP.
“Consolidated Total Assets” means, at any time of determination and without duplication, the total assets of Nextel S.A. and its consolidated Subsidiaries, consolidated in accordance with GAAP.
“Consolidated Total Liabilities” means, at any time of determination and without duplication, the total liabilities of Nextel S.A. and its consolidated Subsidiaries, consolidated in accordance with GAAP.
“Core Labour Standards” means the core labour standards as set out in the ILO Conventions 29 and 105 (on Forced Labour), ILO Conventions 138 (on Minimum Age) and 182 (on Worst Forms of Child Labour), ILO Conventions 100 and 111 (on Non-Discrimination), and ILO Conventions 87 and 98 (on Freedom of Association and Collective Bargaining), as summarized in Schedule 15 (FMO Social Policy).
“Creditor Demands” has the meaning set forth in Sub-clause 22.5.4.
“Debt Service Coverage Ratio” means as at any date of determination thereof and measured in Reais, the ratio of (a) Consolidated EBITDA for the period of four consecutive fiscal quarters ending on or most recently ended prior to such date to (b) the principal amount of any Consolidated Debt that is scheduled to mature during the four consecutive fiscal quarters after such date plus the Interest Expense for the period of four consecutive fiscal quarters ending on or most recently ended prior to such date.

“Debt Service Reserve Account” means the Debt Service Reserve Account contemplated in Clause 20.18 (Debt Service Reserve Account).
“Debt Service Reserve Amount” means on (a) on the date of the first Utilization, an amount in Dollars equal to 110% of the amount of interest that would accrue on the A Loan and the B Loan for six months’ worth of interest at the interest rate applicable on the date of the first Utilization; and (b) on the date six months prior to the first Repayment Date, an amount equal to the sum in Dollars of (i) the amount of two Repayment Installments due hereunder and (ii) the amount calculated in paragraph (a) of this definition.
“Default” means an Event of Default or any event or circumstance specified in Article 22 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the passage of time, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.
“Default Interest Rate” means an interest rate equal to the aggregate of: (a) LIBOR; (b) the relevant Applicable Margin; provided that the A Loan Applicable Margin shall be applicable to any amounts as to which the Applicable Margin is not herein specified; and (c) 2.00% per annum.
“Dividend” has the meaning set forth in Sub-clause 21.4.1.
“Effective Date” means the date of execution of this Agreement.
“Environmental and Social Claim” means any material claim, proceeding or investigation by a person in respect of an Environmental Law, a Social Law and/or an Environmental and Social Permit.
“Environmental and Social Permits” means any permit, license, consent, approval and other authorisation and the filing of any notification report or assessment required under any Environmental Law and Social Law for the operation of the business of the Obligors conducted on or from the properties owned or used by the Obligors.
“Environmental and Social Requirements” means Environmental Law, Social Law, World Bank Standards, and any Environmental and Social Permits.
“Environmental Law” means any applicable law, rule or regulation (including international treaty obligations) in any jurisdiction in which any of the Obligors conduct business as issued by its national government or authorities, which relates to environmental matters and natural resource management or is directly or indirectly concerned with any contamination, pollution or waste or the release of, or exposure to toxic hazardous substances with possible impacts on human health or discharge of any toxic or hazardous substance at any real property which is or was at any time owned, leased or occupied by any of the Obligors or on which any of the Obligors have conducted any activity.
“Event of Default” means any event or circumstance specified as such in Article 22 (Events of Default).
“Facilities” means the term facilities made available under this Agreement as described in Article 2 (The Facilities) and “Facility” shall mean either one of them.

“Fee Letters” means the letter, dated as of the date hereof, between the Borrower and the Lender, regarding certain fees payable in connection with the Facilities and the fee letter, dated as of the date hereof, between the Security Agent and the Borrower.
“Finance Documents” means this Agreement, the Participation Agreements, any Fee Letter, the Guarantee Agreements and the Security Documents.
“Financial Indebtedness” means any indebtedness (without duplication in determining the aggregate amount thereof) for or in respect of:
(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialized equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)	Hedge Agreements or any other derivative transaction;

(h)	any indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(i)	any amount raised by the issue of redeemable shares that are redeemable at the option of the holder, are mandatorily redeemable or are entitled to the benefits of a sinking fund or similar mechanism, in any respect;

(j)	any amount of any liability under an advance or deferred purchase agreement if one of the primary reasons behind the entry into this agreement is to raise finance, except for trade payables payable within 90 days incurred in the ordinary course of business;

(k)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(l)	any sale/leaseback transactions; and

(m)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (k) above; provided, however, that Financial Indebtedness shall not include obligations in respect of performance, surety or appeal bonds provided in the ordinary course of business to the extent not in excess of $20,000,000.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States.
“Guarantee Agreements” means the Subsidiary Guarantee Agreement and the Nextel S.A. Guarantee Agreement.
“Hedge Agreements” means interest rate cap agreements, interest rate swap agreements, foreign currency exchange and swap agreements, equity or equity index swap agreements and other hedging agreements or arrangements (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions.
“Holding Company” means, in relation to the Borrower, any other company or corporation in respect of which it is a Subsidiary.
“ILO Conventions” means the conventions of the International Labour Organization.
“Information Memorandum” means the information memorandum of the Borrower, dated as of June 15, 2007.
“Intercompany Debt” means the Long-Term Intercompany Debt and the Short-Term Intercompany Debt.
“Intercompany Loans Pledge and Subordination Agreement” has the meaning set forth on Schedule 6 (Security Documents).
“Interest Expense” means for any period, the sum, for the Borrower and its consolidated Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of all interest in respect of Financial Indebtedness accrued or capitalized during such period (whether or not actually paid during such period).
“Interest Payment Date” means 15 January, 15 April, 15 July and 15 October in any year.
“Interest Period” means, in relation to a Loan, each period determined in accordance with Article 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.4 (Default interest).
“Investment” by a person means any purchase or other acquisition of any capital stock or other equity interest in another person, or of warrants, rights, options or securities of such other person, and any capital contribution to such other person, and any loan, advance or other extension of credit to or for the benefit of such other person.
“Lender’s Account” means account number 000305707, in the name of Nederlandse Financierings-Maatschappij voor Ontwikkelingslanden N.V., maintained at HSBC Bank USA, New York, New York 10017, (S.W.I.F.T.- code: MRMDUS33, A.B.A.- number: 021001088).
“Lender Break Costs” means the amount (if any) by which:
(a)	the interest which the Lender or any Participant should have received for the period from the date of receipt of all or any part of its Participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the Loan or Unpaid Sum received been paid on the last day of that Interest Period; exceeds:

(b)	the amount which the Lender or any Participant would be able to obtain by placing an amount equal to the Loan or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.
“Leverage Ratio” shall mean, at any time of determination, the ratio of: (i) Financial Indebtedness (excluding any Intercompany Debt) of the Borrower and its consolidated Subsidiaries at such date to (ii) Consolidated EBITDA, annualized for the two immediately preceding and completed fiscal quarters.
“LIBOR” means, in relation to any Loan:
(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the Interest Period of the relevant Loan) the arithmetic mean of the rates (rounded upwards to the nearest three decimal points) as supplied to the Lender at its request quoted by the Reference Banks to leading banks in the London interbank market, as at 11:00 a.m., on the Quotation Day for the offering of deposits in dollars for a period most nearly equal to the Interest Period for that Loan.
“Lien” means any guaranty or right in rem (“garantia ou direito real”), mortgage, lien, pledge, charge, encumbrance or other security interest or any preferential arrangement that has the practical effect of creating a security interest.
“Loans” means collectively the A Loan and the B Loan or, as the context requires, the principal amount of the A Loan and B Loan outstanding under the Facilities from time to time and “Loan” means either one of them.
“Long-Term Intercompany Debt” means any debt incurred by the Borrower, owing from time to time from the Borrower to the Parent or any consolidated subsidiary of the Parent excluding the Short-Term Intercompany Debt.
“Mandatory Cost” means in relation to the Lender and any Participant in respect of any Interest Period for a Loan, the cost to the Lender and any Participant of compliance with the requirements of the European Central Bank or similar banking authority, determined in accordance with SCHEDULE 3 (Mandatory Cost Formulae) (any such cost, for the purposes of this Agreement, to be represented by the percentage rate notified by the Lender prior to the last day of the relevant Interest Period).
“Material Adverse Effect” means a material adverse effect on:
(a)	the business, operations, property, condition (financial or otherwise) or prospects of the Obligors taken as a whole, provided that a material adverse effect on the prospects of the Obligors taken as a whole shall not be deemed to cause a mandatory prepayment under Sub-clause 7.2.3;

(b)	the ability of any Obligor to perform its obligations under the Finance Documents; or

(c)	the validity or enforceability of the Finance Documents or the rights or remedies of the Lender under the Finance Documents.
“Measurement Date” means March 31st, June 30th, September 30th and December 31st of each year.
“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:
(a)	if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.
The above rules will only apply to the last Month of any period.
“Nextel S.A. ” means Nextel Telecomunicações S.A.
“Nextel S.A. Guarantee Agreement” means the Guarantee Agreement, dated as of the date hereof, by Nextel S.A.
“Obligors” means, collectively, Nextel S.A., the Borrower and each of the Borrower’s Subsidiaries.
“Parent” means NII Holdings, Inc., a Delaware corporation in the United States.
“Participant” means any person who acquires a Participation.
“Participating Member State” means any member state of the European Community that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.
“Participation” means the interest of any Participant in the B Loan.
“Participation Agreement” means an agreement entitled “Participation Agreement” between Lender and the Participants pursuant to which each Participant acquires a Participation.
“Party” means a party to this Agreement.
“Permitted Investments” means (i) the incurrence by the Borrower of Financial Indebtedness owing to any Subsidiary or the Parent if such indebtedness is subordinated (on terms and conditions satisfactory to the Lender) to all obligations owing by the Borrower under the Finance Documents, (ii) equity contributions by the Borrower to any Subsidiary, (iii) Investments in any person to the extent such person becomes a Subsidiary as a result of such Investment, (iv) acquisitions by the Borrower or any of its Subsidiaries of radio spectrum licenses for the deployment or operation of wireless telecommunications services in Brazil that are complementary or ancillary to the Borrower’s business, (v) Investments to the extent such Investment is made with the proceeds of a capital contribution from the Parent to the Borrower and the Lender shall have received evidence reasonably satisfactory to it of such capital contribution and its relationship to such Investment, (vi) Investments to the extent the Leverage Ratio for the two preceding Measurement Dates has been equal to or less than 1.75:1 and the Borrower shall have delivered to the Lender a certificate (in reasonable detail) of an officer of the Borrower demonstrating pro-forma compliance with all undertakings and financial covenants until the Termination Date after giving effect to such Investments, and confirming that no Default has occurred or is continuing or will arise by reason of such Investment, (vii) readily marketable direct obligations of the government of Brazil, (viii) time deposits maintained with the Lender or other financial institutions and maturing within twelve months from the date of acquisition thereof, (ix) demand deposits maintained in the ordinary course of business with the Lender or any other commercial banks maintaining deposit accounts in countries where the Borrower has operating facilities if such accounts with such other commercial banks are limited to amounts customary for working capital purposes for companies in the similar industry as the Borrower, (x) debt obligations maturing within twelve months of the time of acquisition thereof that from time to time are accorded a rating of BBB or better by Standard & Poor’s (or an equivalent rating by another recognized credit rating agency), and (xi) commercial paper maturing within twelve months of the time of acquisition thereof that from time to time are accorded a rating of BBB or better by Standard & Poor’s (or an equivalent rating by another recognized credit rating agency.
“Permitted Liens” means:
(a)	Liens for Taxes, assessments and governmental charges or levies that are not yet delinquent or due or that are being contested in good faith by appropriate action or proceedings, provided that adequate reserves in accordance with GAAP, with respect thereto are maintained on the books of the Borrower;

(b)	Liens to secure obligations arising from the bidding or acquisition of radio spectrum licenses that are complementary or ancillary to the Borrower’s business, auctioned by the applicable governmental authorities to the extent required by applicable rules, regulations or guidelines;

(c)	Liens imposed by operation of law;

(d)	Liens arising in the ordinary course of business not for borrowed money securing obligations that are not overdue for a period of more than 30 days;

(e)	purchase money Liens incurred in the ordinary course of business, which Liens shall not extend to property other than the property subject to the purchase money Liens;

(f)	Liens to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations;

(g)	Liens existing as of the Effective Date to the extent the amount secured by any such Lien is 1,000,000 Reais or below and existing Liens set forth by the Borrower on SCHEDULE 11 (Existing Liens);

(h)	easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes;

(i)	Liens in favor of the Lender as collateral security for the Facilities.

(j)	Liens arising under leases of the Borrower or any of its Subsidiaries as lessee for its telecommunication towers, entered into in the ordinary course of business; and

(k)	Liens on property of a Subsidiary existing at the time such Subsidiary is merged into or consolidated with the Borrower or any Subsidiary of the Borrower or becomes a Subsidiary of the Borrower; provided that such Liens were not created in contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person so merged into or consolidated with the Borrower or such Subsidiary or acquired by the Borrower or such Subsidiary.
“Permitted Sale-leaseback Transactions” means any and all transactions or arrangements pursuant to which the Borrower and/or any of its Subsidiaries sells or otherwise transfers for value its telecommunications towers, cell sites and related equipment with an aggregate fair market value (as determined by the proceeds of the transfer of such assets) not to exceed $100,000,000 (which amount shall not include any proceeds received or to be received by the Borrower or any such Subsidiary for sale-leaseback transactions of such assets consummated prior to the Effective Date), and simultaneously with such transfer, agrees to lease back such assets, provided that: (a) the obligations under any such sale-leaseback transaction shall be deemed Financial Indebtedness; (b) such sale-leaseback transactions may not be entered into during the continuation of a Default; and (c) for any individual sale-leaseback transaction in excess of $ 10,000,000 or sale-leaseback transactions in the aggregate in excess of $ 20,000,000 in any calendar year, such proceeds received or to be received by the Borrower or any such Subsidiary for such sale-leaseback transactions shall be reinvested in the business of the Borrower or any such Subsidiary in its reasonable commercial judgment or used to repay the Facility.
“Prepayment Fee” means pursuant Sub-clause 7.4.1 with respect to the A Loan, the fees as set forth below:

Applicable Period	Amount of Prepayment Fee
From the Effective Date until the second anniversary of the Effective Date	1.25% of the aggregate principal amount prepaid

From the date immediately following the second anniversary of the Effective Date until the third anniversary of the Effective Date	1.00% of the aggregate principal amount prepaid

From the date immediately following the third anniversary of the Effective Date until the fourth anniversary of the Effective Date	0.75% of the aggregate principal amount prepaid

From the date immediately following the fourth anniversary of the Effective Date until the fifth anniversary of the Effective Date	0.50% of the aggregate principal amount prepaid

After the fifth anniversary of the Effective Date	None

“PWC” means PricewaterhouseCoopers International Limited or any of its Subsidiaries (to the extent engaged in the auditing business).
“Quotation Day” means, in relation to any period for which an interest rate is to be determined, 2 Business Days before the first day of that period unless market practice differs in the Relevant Interbank Market, in which case the Quotation Day will be determined by the Lender in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).
“Real” or “Reais” means the lawful currency of Brazil from time to time.
“Reference Banks” means three leading commercial banks active in the Relevant Interbank Market selected by the Lender.
“Relevant Interbank Market” means the London interbank market.
“Repayment Date” means: (a) for the A Loan, each Interest Payment Date occurring during the period commencing twenty one months from the Effective Date and ending on the twenty-second Interest Payment Date following the first Repayment Date, provided that the final Repayment Date shall be no later than the A Loan Termination Date; and (b) for the B Loan, each Interest Payment Date occurring during the period commencing twenty one months from the Effective Date and ending on the fourteenth Interest Payment Date following the first Repayment Date, provided that the final Repayment Date shall be no later than the B Loan Termination Date.
“Repayment Installment” means each installment for repayment of the Loans referred to in Clause 6.1 (Repayment of Loans).
“Repeating Representations” means all the representations set out in Article 17 (Representations) except for those representations that are made as of, or that relate to, a specific date, as set forth in Clause 17.22 (Repetition).
“ROF” means the SISBACEN system called Registration of Financial Transaction (“Registro de Operacao Financeira – ROF”) with Banco Central do Brasil.
“Screen Rate” means in relation to LIBOR, the British Bankers Association Interest Settlement Rate for dollars for a period of 3 months, displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Lender may specify another page or service displaying the appropriate rate after consultation with the Borrower.
“Security Documents” means the documents listed in SCHEDULE 6 (Security).
“Security Interest Agreement” has the meaning set forth on Schedule 6 (Security Documents).
“Share Pledge Agreement” has the meaning set forth on Schedule 6 (Security Documents).

“Short-Term Intercompany Debt” means the short-term intercompany debt with a term of one year or less, such term being deemed to commence on the Effective Date (including any refinancing or renewal not exceeding the original principal amount thereof, provided that to the extent the term of such debt is or becomes longer than one year, such debt will be deemed Long-Term Intercompany Debt) incurred by the Borrower to the Parent or any consolidated Subsidiary of the Parent, from January 1, 2007 through the Effective Date, including the amount of any accrued but unpaid interest thereon and an amount sufficient to cover all withholding taxes required to be withheld under the laws of Brazil.
“Social Law” means (a) any law, rule or regulation applicable in Brazil concerning (i) labour, (ii) social security, (iii) the regulation of industrial relations (between government, employers and employees), (iv) the protection of occupational as well as public health and safety, (v) the regulation of public participation, (vi) the protection and regulation of ownership of land rights (both formal and traditional), immovable goods and intellectual and cultural property rights, (vii) the protection and empowerment of indigenous peoples or ethnic groups, (viii) the protection, restoration and promotion of cultural heritage, (ix) all other laws, rules and regulations providing for the protection of employees and citizens, (b) any applicable ILO convention signed and ratified by Brazil, as well as all ILO conventions listed as Core Labour Standards and Basic Terms and Conditions of Employment, and (c) any applicable United Nations treaty, convention or covenant on human rights signed and ratified by Brazil.
“Subsidiary” means in relation to any company or corporation, any person:
(a)	which is controlled, directly or indirectly, by the first mentioned company or corporation;

(b)	more than half the issued share capital of which is beneficially owned, directly or indirectly by the first mentioned company or corporation; or

(c)	which is a Subsidiary of another Subsidiary of the first mentioned company or corporation, and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.
“Subsidiary Guarantee Agreement” means the Subsidiary Guarantee Agreement, dated as of the date hereof, by each Subsidiary of the Borrower.
“Subsidiary Quota Pledge Agreement” has the meaning set forth on Schedule 6 (Security Documents).
“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).
“Termination Date” means collectively the A Loan Termination Date or the B Loan Termination Date, as the case may be.
“Transfer Certificate” means a transfer certificate in the form set out in SCHEDULE 4 (Transfer Certificate).

“Unpaid Sum” means any sum due and payable but unpaid by the Borrower under the Finance Documents.
“Utilization” means collectively an A Loan Utilization or a B Loan Utilization or both as the context may require.
“Utilization Date” means the date of a Utilization, being the date on which the relevant Loan is to be made.
“Utilization Request” means a notice substantially in the form set out in SCHEDULE 2 (Requests).
“VAT” means value added tax or tax of a similar nature in any relevant jurisdiction.
“Waiver Fee” means the waiver fee payable to the Lender pursuant to Clause 11.2 (Waiver Fee).
“World Bank” means any or all of the International Bank for Reconstruction and Development and affiliated institutions, the International Development Association, the International Finance Corporation, the Multilateral Investment Guarantee Agency and the International Centre for Settlement of Investment Disputes, individually, or collectively, as the context may require.
“World Bank Standards” means the IFC Environmental and Social Sustainability Performance Standards and the World Bank and IFC Environmental, Health and Safety Guidelines as applicable to the operations, as listed in Schedule 13.
1.2	Construction
1.2.1	Unless a contrary indication appears any reference in this Agreement to:
(a)	any definition of or reference to a person acting in a particular capacity shall include its successors in such capacity;

(b)	“assets” includes present and future properties and rights of every description;

(c)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended or novated;

(d)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(e)	a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) of two or more of the foregoing;

(f)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organization;

(g)	a provision of law is a reference to that provision as amended or re-enacted;

(h)	a time of day is a reference to New York time, unless if in connection with the determination of LIBOR or related to the payment of principal and interest hereunder, in which case such reference is to London time;

(i)	the terms defined in this Agreement include the plural as well as the singular and vice versa;

(j)	words importing gender include all genders;

(k)	any reference to an Article, Clause, Sub-clause or Schedule refers to an Article, Clause, Sub-clause or Schedule to this Agreement;

(l)	any reference to “this Agreement” refers to this Agreement, including all Schedules hereto, and the words herein, hereof, hereto and hereunder and words of similar import refer to this Agreement and its Schedules as a whole and not to any particular Article, Clause, Sub-clause or Schedule or any other subdivision;
1.2.2	Article, Clause, Sub-clause and Schedule headings are for ease of reference only.

1.2.3	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

1.2.4	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived.
1.3	Currency Symbols and Definitions

“$” and “dollars” denote lawful currency of the United States of America.

2.	THE FACILITIES

Subject to the terms of this Agreement, the Lender makes available to the Borrower term facilities in dollars consisting of:
2.1.1	An A Loan in an aggregate amount of $ 45,000,000;

2.1.2	A B Loan in an aggregate amount of $ 255,000,000.
3.	PURPOSE

The Borrower shall apply all amounts borrowed by it under the Facilities towards capital expenditures, general corporate purposes and the repayment of Short-Term Intercompany Debt.

4.	CONDITIONS OF UTILIZATION

4.1	Initial conditions precedent
4.1.1	The Borrower may not deliver a Utilization Request unless (a) no applicable law or regulation shall restrain, prevent or, in the reasonable judgment of the Lender, impose materially adverse conditions upon the transactions contemplated hereby; (b) no circumstance, event or occurrence has taken place since December 31, 2006 that has or would be reasonably likely to have a Material Adverse Effect; (c) there shall not have occurred any circumstance, change or condition in the Loans syndication, financial or capital markets generally, nor a material adverse circumstance, change or condition in the economy of Brazil or in the market for loans to and debt securities of issuers in Brazil, since December 31, 2006, that, in the judgment of the Lender, could reasonably be expected to materially impair the syndication of the Facility contemplated hereby; and (d) the Lender has received all of the documents and other evidence listed in SCHEDULE 1 (Conditions precedent to initial utilization) in form and substance satisfactory to the Lender.

4.1.2	The Lender has entered into Participation Agreements with Participants for the acquisition by them of Participations in an aggregate amount equal to the full amount of the B Loan and those Participation Agreements are in full force and effect.

4.1.3	Notwithstanding any other provision of this Agreement, the Lender is not obliged to make:
(a)	any B Loan Utilization, except to the extent that the Lender shall have received from the Participants, in immediately available funds, funds for that B Loan Utilization in accordance with the Participation Agreement;

and

(b)	any Utilization except pro rata from the A Loan and the B Loan in proportion to their respective amounts.
4.2	Further conditions precedent

The Lender will only be obliged to make a Loan available to the Borrower if on the date of the Utilization Request and on the proposed Utilization Date:
4.2.1	no Default is continuing or would result from the proposed Loan;

4.2.2	the Repeating Representations to be made by the Borrower are true in all material respects;

and the Lender has received a certificate of an officer of the Borrower to this effect.
4.3	Maximum number of Loans

The Borrower may deliver Utilization Requests for the Utilization of a maximum of six Loans.

5.	UTILIZATION

5.1	Delivery of a Utilization Request

The Borrower may utilize a Facility by delivery to the Lender of a duly completed Utilization Request not later than ten Business Days before the proposed Utilization Date.

5.2	Completion of a Utilization Request
5.2.1	Each Utilization Request is irrevocable and will not be regarded as having been duly completed unless:
(a)	the proposed Utilization Date is a Business Day within the Availability Period; and

(b)	the currency and amount of the Utilization comply with Clause 5.3 (Currency and Amount)
5.2.2	Only one Loan may be requested in each Utilization Request.
5.3	Currency and amount
5.3.1	The currency specified in a Utilization Request must be dollars.

5.3.2	The amount of the proposed Loan must be an amount which is not more than the Available Facility and which is a minimum of $ 20,000,000 or if less, the Available Facility.
5.4	Utilization

Not later than 11:00 a.m. on the relevant Utilization Date, the Lender shall make available the amount of the Loan to the Borrower, by depositing dollars to the account specified by the Borrower in the relevant Utilization Request.

6.	REPAYMENT

6.1	Repayment of A Loan

The Borrower shall repay the A Loan to the Lender in twenty-two (22) equal (as nearly as practicable) and consecutive quarterly installments of principal on each Repayment Date.

Repayment of B Loan

The Borrower shall repay the B Loan to the Lender, in fourteen (14) equal (as nearly as practicable) and consecutive quarterly installments of principal on each Repayment Date.

6.2	Re-borrowing

The Borrower may not re-borrow any part of a Facility which is repaid.

7.	PREPAYMENT AND CANCELLATION

7.1	Illegality

If it becomes unlawful in any applicable jurisdiction for Lender or any Participant to perform any of its obligations as contemplated by this Agreement or to fund or maintain any Loan or Participation:
7.1.1	The Lender shall promptly notify the Borrower upon becoming aware of that event whereupon the Lender shall have the option to (a) immediately cancel the Facilities (or in the case of such event relating to a Participant) immediately cancel the Relevant Participation (as defined in the Participation Agreement)); and/or (b) require the Borrower to repay the Loans (or in the case of the illegality relating to a Participant, a proportion of the B Loan which is equal to the Pro Rata Proportion (as defined in the Participation Agreement) made to the Borrower on the last day of the Interest Period for each Loan occurring after the Lender has notified the Borrower or, if required to be earlier, the date specified by the Lender in the notice delivered to the Borrower (being no earlier than the last day of any applicable grace period permitted by law).
7.2	Change of control and Material Adverse Effect
7.2.1	If (i) the Parent ceases to directly or indirectly control the Borrower, and/or (ii) any person or group of persons, other than the Parent or any of the Parent’s Subsidiaries, acting in concert gains control of the Borrower:
(a)	the Borrower shall immediately notify the Lender upon becoming aware of that event;

(b)	the Lender shall not be obliged to fund a Utilization;

(c)	the Lender may cancel the Available Facilities and declare all outstanding Loans, together with accrued interest and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Facilities will be cancelled and all such outstanding amounts will become immediately due and payable.
7.2.2	For the purpose of Sub-clause 7.2.1 above “control” means:
(a)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:
(i)	cast, or control the casting of, more than one-half of the maximum number of votes that might be cast at a general meeting of the Borrower; or

(ii)	appoint or remove all, or the majority, of the directors or other equivalent officers of the Borrower; or

(iii)	give directions with respect to the operating and financial policies of the Borrower which the directors or other equivalent officers of the Borrower are obliged to comply with; or
(b)	the holding of more than one-half of the issued share capital of the Borrower (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital).

(c)	for the purpose of Sub-clause 7.2.1 above “acting in concert” means, a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition by any of them, either directly or indirectly, of shares in the Borrower, to obtain or consolidate control of the Borrower.

7.2.3	If a Material Adverse Effect occurs:
(a)	the Borrower shall promptly notify the Lender upon becoming aware of that event;

(b)	the Lender shall not be obliged to fund a Utilization during the pendency thereof;

(c)	the Lender may, by not less than 15 Business Days notice to the Borrower, cancel the Available Facilities and declare all outstanding Loans, together with accrued interest and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Facilities will be cancelled and all such outstanding amounts will become immediately due and payable.
7.3	Voluntary cancellation
7.3.1	Subject to Clause 7.6 (Restrictions), the Borrower may, if it gives the Lender not less than 15 Business Days (or such shorter period as the Lender may agree) prior notice, cancel the whole or any part (being a minimum amount of
$ 20,000,000 or integral multiples of $ 5,000,000 in excess thereof) of the Available Facility. Such cancellation shall be pro-rata as between the A Loan and the B Loan.

7.3.2	In the event that the Borrower cancels the whole or any part of the Available Facility in accordance with this Clause 7.3 (Voluntary Cancellation) it shall on the date of such cancellation, pay a cancellation fee equal to 1.25% of the aggregate principal amount of the A Loan subject to such cancellation. For the avoidance of doubt, any cancellation by the Borrower of the whole or any part of the Available Facility portion of the B Loan shall not be subject to any such cancellation fee.

7.3.3	Notwithstanding the foregoing, any undrawn amount of the Available Facility will automatically be cancelled upon the expiry of the Availability Period and the Borrower shall pay a cancellation fee of 1.25% of such undrawn amount of the A Loan, to be payable on the last day of the Availability Period.
7.4	Voluntary prepayment of Loans
7.4.1	Subject to Clause 7.6 (Restrictions) the Borrower may, if it gives the Lender not less than ten Business Days’ (or such shorter period as the Lender may agree) prior notice, prepay the whole or any part of any Loan (but if in part, being an amount that reduces the amount of such Loan by a minimum amount of $ 20,000,000, or integral multiples of
$ 5,000,000 in excess thereof).

7.4.2	In the event that the Borrower prepays the whole or any part of the Loans in accordance with this Clause 7.4 (Voluntary prepayment of Loans) it shall on the date of such prepayment, pay a Prepayment Fee solely in respect of the A Loan so prepaid.

7.4.3	Loans may only be prepaid after the last day of the Availability Period.

7.5	Allocations

Amounts of principal prepaid under this Article 7 shall:
7.5.1	be allocated by the Lender pro rata between the A Loan and the B Loan in proportion to their respective principal amounts outstanding; and

7.5.2	thereafter, be applied by the Lender to satisfy the respective principal amounts outstanding under the A Loan and the B Loan, as appropriate, in inverse chronological order of maturity.
7.6	Restrictions
7.6.1	Any notice of cancellation or prepayment given by any Party under this Article 7 (Prepayment and Cancellation) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

7.6.2	Any cancellation or prepayment pursuant to this Agreement shall be made together with accrued interest on the amount prepaid (in the case of a prepayment) and any other outstanding fees or costs including any cancellation fee or Prepayment Fee (in respect of the A Loan) and shall be subject to any Lender Break Costs (provided that no Lender Break Costs shall be payable in connection with any prepayments made on any Repayment Date) .

7.6.3	The Borrower may not re-borrow any part of a Facility which is prepaid pursuant to this Agreement. No amount of a Facility cancelled under this Agreement may be subsequently reinstated.

7.6.4	The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Available Facility, except at the times and in the manner expressly provided for in this Agreement.
8.	INTEREST

8.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum, which is the aggregate of:
8.1.1	The Applicable Margin; and

8.1.2	LIBOR.
8.2	Notification of rates of interest

The Lender shall promptly notify the Borrower (in writing) of the determination of a rate of interest under this Agreement.

8.3	Payment of interest

The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period.

8.4	Default interest
8.4.1	Without limiting the remedies available to the Lender under any Finance Document or otherwise (and to the maximum extent permitted by applicable law), if the Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at the Default Interest Rate. Any interest accruing under this Clause 8.4 shall be immediately payable by the Borrower on demand by the Lender or, if not demanded, on each Interest Payment Date falling after any such overdue amount became due.

8.4.2	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:
(a)	the (first) Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(b)	the rate of interest applying to the overdue amount during that first Interest Period shall be the Default Interest Rate.
8.5	Mandatory Costs

If applicable, the Lender may charge to the Borrower in addition to the interest determined under Clause 8.1 (Calculation of interest), the Mandatory Costs.
9.	INTEREST PERIODS

9.1	Duration of Interest Periods
9.1.1	The first Interest Period for a Loan shall begin at the Utilization Date for such Loan and end on the date falling immediately prior to the next occurring Interest Payment Date, other than where such Utilization Date is less than 30 days before the next occurring Interest Payment Date, in which case such Interest Period shall end on the date falling immediately prior to the second Interest Payment Date occurring after the Utilization Date. Thereafter, each subsequent Interest Period shall commence on that Interest Payment Date and end on the date falling immediately prior to the next occurring Interest Payment Date.

9.1.2	An Interest Period for a Loan shall not extend beyond the relevant Termination Date.
10.	CHANGES TO THE CALCULATION OF INTEREST

10.1	Absence of quotations

Subject to Clause 10.2 (Market disruption), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by 11:00 a.m. on the Quotation Day, the applicable LIBOR shall be determined by the Lender on the basis of the quotations of the remaining Reference Banks.

10.2	Market disruption
10.2.1	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on that Loan for that Interest Period shall be the rate per annum which is the sum of:

(a)	the Applicable Margin;

(b)	the rate notified to the Borrower by the Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to the Lender of funding that Loan from whatever source it may reasonably select; and

(c)	the Mandatory Cost, if any.
10.2.2	In this Agreement “Market Disruption Event” means:
(a)	at or about 11:00 am, two Business Days before the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Lender to determine LIBOR for dollars and the relevant Interest Period; or

(b)	before close of business on the Quotation Day for the relevant Interest Period, the Lender determines that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR.
10.3	Lender Break Costs

The Borrower shall, within five Business Days of demand of the Lender, pay to the Lender, Lender Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

11.	FEES

11.1	Commitment fee
11.1.1	The Borrower shall pay to the Lender, a commitment fee in dollars computed at the rate of 1.25% per annum on the unused amount of the Lender’s commitment under Article 2, for each day of the Availability Period.

11.1.2	The accrued commitment fee is payable in arrears on the first occurring Interest Payment Date following the first day of the Availability Period, on each Interest Payment Date thereafter during the Availability Period and on the first occurring Interest Payment Date after the Availability Period. If the Available Facility is cancelled in full, the accrued commitment fee is also payable to the Lender, on the date that such cancellation becomes effective.
11.2	Waiver fee

The Borrower shall pay to the Lender, a waiver fee of $ 15,000 for any material waiver or amendment required to remedy the Borrower’s breach or potential breach of any term of the Finance Documents.

11.3	Other fees

The Borrower agrees to pay to the Lender, fees in such amounts and at such times as are specified in the Fee Letter and this Agreement.

12.	TAX GROSS UP AND INDEMNITIES

12.1	Definitions
12.1.1	In this Agreement:

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means either the increase in a payment made by the Borrower under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).
12.2	Tax gross-up
12.2.1	The Borrower shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

12.2.2	The Borrower shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Lender accordingly.

12.2.3	If a Tax Deduction required by law is to be made by the Borrower, the amount of the payment due from the Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

12.2.4	If the Borrower is required to make a Tax Deduction, the Borrower shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

12.2.5	Within 15 Business Days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower shall deliver to the Lender evidence reasonably satisfactory to the Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority, or at the request of the Lender any other information, documents and receipts that the Lender may reasonably require to establish that full and timely Tax Payment has been made.
12.3	Tax indemnity
12.3.1	The Borrower shall (within five Business Days of demand) indemnify the Security Agent and the Lender and each of its respective Affiliates, directors, officers, employees, attorneys and agents, for an amount equal to the loss, liability or cost, which the Security Agent and the Lender determine will be or has been (directly or indirectly) suffered for or on account of Tax by the Security Agent and the Lender in respect of a Finance Document.

12.3.2	Sub-clause 12.3.1 above shall not apply:
(a)	with respect to any Tax assessed on either the Security Agent or the Lender:
(i)	under the laws of the jurisdictions in which the Security Agent or the Lender are incorporated or, if different, the jurisdictions (or jurisdictions) in which the Security Agent or the Lender are treated as resident for tax purposes; or

(ii)	under the laws of the jurisdictions in which the Security Agent or the Lender are incorporated in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by the Security Agent or the Lender; or

(b)	to the extent a loss, liability or cost is compensated for by an increased payment under Clause 12.2 (Tax gross-up) ; or

(c)	to the extent any Tax Payments or increased Tax Payments are caused by the Lender’s failure to provide the Borrower with documentation required by law to be provided in order to permit a reduced Tax Payment or the elimination of such Tax Payment.
12.3.3	If either of the Security Agent or the Lender make or intend to make a claim under Sub-clause 12.3.1 above, it shall promptly notify the Borrower of the event which will give rise to such claim and provide the Borrower with the particulars giving rise to such claim, including evidence that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority, or at the request of the Borrower, other information, documents and receipts that the Borrower may reasonably require to establish that a full and timely Tax Payment has been made.
12.4	Stamp taxes

The Borrower shall pay and, within five Business Days of demand by the Security Agent or the Lender, indemnify the Security Agent and the Lender and each of its respective Affiliates, directors, officers, employees, attorneys and agents, against any cost, loss or liability the Security Agent and the Lender, as applicable, incur in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.5	VAT
12.5.1	All consideration expressed to be payable under a Finance Document by the Borrower shall be deemed to be exclusive of any VAT. If VAT is chargeable on any supply to the Borrower in connection with a Finance Document, the Borrower shall pay to the Security Agent and the Lender, (in addition to and at the same time as paying the consideration), an amount equal to the amount of the VAT incurred by it.

12.5.2	Where a Finance Document requires the Borrower to reimburse the Security Agent and the Lender for any costs or expenses, it shall also at the same time pay and indemnify the Security Agent and the Lender against all VAT incurred by the Security Agent and the Lender in respect of the costs or expenses to the extent that the Security Agent and the Lender reasonably determine that it is not entitled to credit or repayment of the VAT.

12.6	Documentation of Taxes

Upon reasonable request by the Borrower, the Lender shall promptly provide the Borrower with relevant documentation evidencing Taxes paid by the Lender relating to the Finance Documents, to the extent permitted by applicable regulations.

13.	INCREASED COSTS

13.1	Increased costs
13.1.1	Subject to Clause 13.3 (Exceptions) the Borrower shall, within five Business Days of a demand by the Lender, pay to the Lender, the amount of any Increased Costs incurred by the Lender or any Participant as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

13.1.2	In this Agreement “Increased Costs” means:
(a)	a reduction in the rate of return from the Facilities or on the Lender’s (or any Participant’s) overall capital;

(b)	an additional or increased cost; or

(c)	a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by the Lender or any Participant to the extent that it is attributable to a) the Lender having entered into a commitment or funding or performing its obligations under any Finance Document or b) on that Participant as result of that Participant having acquired its Participation.
13.2	Increased cost claims

If the Lender intends to make a claim pursuant to Clause 13.1 (Increased costs) the Lender shall promptly submit in good faith to the Borrower a certificate as to the amount of such increased cost, specifying the particulars thereof.

13.3	Exceptions
13.3.1	Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:
(a)	attributable to a Tax Deduction required by law to be made by the Borrower;

(b)	compensated for by Clause 12.3 (Tax indemnity)

(c)	compensated for by the payment of the Mandatory Cost; or

(d)	attributable to the willful breach by the Lender or any Participant of any law or regulation or any of the terms of the Finance Documents.
13.3.2	In this Clause 13.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 12.1 (Definitions).

14.	OTHER INDEMNITIES

14.1	Currency indemnity
14.1.1	If any sum due from the Borrower under any Finance Document (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:
(a)	making or filing a claim or proof against the Borrower;

and/or

(b)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings.
The Borrower shall as an independent obligation, within five Business Days of demand by the Security Agent or the Lender, indemnify the Security Agent and the Lender against any cost, loss or liability arising out of or as a result of the conversion, including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to the Security Agent and the Lender at the time of its receipt of that Sum.
14.1.2	To the extent permitted by any applicable law, rule or regulation, the Borrower waives any right it may have in any jurisdiction to pay any amount under any Finance Document in a currency or currency unit other than that in which it is expressed to be payable.
14.2	Other indemnities
14.2.1	The Borrower shall, within five Business Days of demand, indemnify the Security Agent and the Lender and each of its respective Affiliates, directors, officers, employees, attorneys and agents (each an “Indemnified Party”) from and against, and agrees to hold it harmless against, any and all claims, damages, losses, liabilities, obligations, penalties, actions, judgments, suits, costs and expenses of any kind, that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with the administration of this Agreement, except to the extent such claim, damage, loss, liability, obligation, penalty, action, judgment, suit, cost or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct,
(a)	including (i) the occurrence of any Event of Default; (ii) a failure by the Borrower to pay any amount due under any Finance Document on its due date; (iii) funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in a Utilization Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by the Lender or any Participant); or (iv) a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower); or

(b)	relating to any investigation, litigation or proceeding or the preparation of any defense with respect thereto arising out of or in connection with or relating to this Agreement or any of the other Finance Documents or the transactions contemplated hereby or thereby or any use made or proposed to be made with the proceeds of the Loan, whether or not such investigation, litigation or proceeding is brought by the Borrower, any of its shareholders or creditors, an Indemnified Party or any other Person, or an Indemnified Party is otherwise a party thereto, and whether or not any of the conditions precedent set forth in SCHEDULE 1 (Conditions Precedent) are satisfied or the other transactions contemplated by this Agreement are consummated.
14.2.2	The Borrower agrees not to assert any claim against any Indemnified Party, on any theory of liability, for consequential, indirect, special or punitive damages arising out of or otherwise relating to this Agreement or any of the other Finance Documents or any of the transactions contemplated hereby or thereby or the actual or proposed use of the proceeds of the Loan. The obligations of the Borrower under this Clause 14.2 shall survive the termination of this Agreement, the repayment of the Loan and the resignation or removal of the Security Agent.
15.	MITIGATION BY THE LENDER AND PARTICIPANTS

15.1	Mitigation
15.1.1	The Lender shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Article 12 (Tax gross-up and indemnities), Article 13 (Increased costs) or paragraph (3) of SCHEDULE 3 (Mandatory Cost Formulae) including (but not limited to) transferring its rights and obligations under the Finance Documents.

15.1.2	The Lender shall ensure in the Participation Agreement that each Participant be bound by Sub-clause 15.1.1.

15.1.3	The Lender’s or any Participant’s failure to comply with Clause 15.1 (Mitigation) above shall not in any way limit the obligations of the Borrower under any of the Finance Documents.
15.2	Limitation of liability
15.2.1	The Borrower shall indemnify the Lender for all out-of-pocket costs and expenses reasonably incurred by the Lender as a result of steps taken by it under Clause 15.1 (Mitigation).

15.2.2	The Lender is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the good faith opinion of the Lender (upon consultation with the Borrower), to do so might be prejudicial to it.
15.3	LEFT INTENTIONALLY BLANK

16.	COSTS AND EXPENSES

16.1	Amendment costs

If (a) the Borrower requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 27.8 (Change of currency), the Borrower shall, within five Business Days of demand, reimburse the Security Agent and the Lender for the amount of all out-of-pocket costs and expenses (including reasonable legal fees) incurred by the Security Agent and the Lender in responding to, evaluating, negotiating or complying with that request or requirement.

16.2	Enforcement costs

The Borrower shall, within three Business Days of demand, pay to the Security Agent and the Lender the amount of all out-of-pocket costs and expenses (including legal fees and any travel expenses) incurred by the Security Agent and the Lender in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

16.3	Ongoing costs

The Borrower shall within five Business Days on demand pay to the Security Agent and the Lender, the amount of all out-of-pocket costs and expenses (including reasonable legal fees and any travel expenses, provided the Borrower shall not be required by this Clause 16.3 (Ongoing costs) to pay travel expenses in excess of $ 15,000 in any calendar year) incurred in the aggregate by the Security Agent or the Lender in connection with monitoring the Loans under this Agreement including any inspection or access permitted under Clause 20.10 (Access), provided further that the Security Agent shall only incur travel expenses under this Clause 16.3 with the consent of the Lender.

17.	REPRESENTATIONS

The Borrower makes the representations and warranties set out in this Article 17 (Representations) to the Security Agent and the Lender on the date of this Agreement.

17.1	Status
17.1.1	It is a limited liability company, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

17.1.2	It has the power to own its assets and carry on its business as it is being conducted.
17.2	Binding obligations

The obligations expressed to be assumed by the Obligors in each Finance Document are, subject to any general principles of law as at the date of this Agreement limiting its obligations which are referred to in any legal opinion delivered pursuant to Article 4 (Conditions of Utilization), legal, valid, binding and enforceable obligations.

17.3	Non-conflict and non-violation

The entry into, delivery and performance by the Obligors of, and the transactions contemplated by, the Finance Documents do not and will not:
17.3.1	conflict with or violate any law or regulation applicable to it;

17.3.2	conflict with its constitutional documents;

17.3.3	conflict with any or violate any agreement or instrument binding upon it or any of its assets or any material contractual obligation, in each case where the liability thereunder of the relevant Obligor is in excess of $ 10,000,000; or

17.3.4	result in the creation of any Lien on any of its assets other than as collateral security for the Facilities.
17.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorize its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

17.5	Authorizations

All Authorizations which are necessary or advisable for (a) the execution, delivery or performance of the Finance Documents or any agreement or instrument required hereunder or thereunder, (b) the legality, validity, enforceability and admissibility in evidence hereof or thereof, (c) the Utilizations hereunder or (d) the payment by the Borrower of all sums which it may be liable to pay under the Finance Documents, have been duly effected, completed and/or obtained and are in full force and effect, including, but not limited to, the electronic registration of the financial terms of this Agreement with Banco Central do Brasil by means of ROF and all related authorizations, registrations (or amendments thereof) and communications from, with or in respect of ROF and/or any department of Banco Central do Brasil which may be required prior to each Utilization hereunder by the applicable regulations of Brazil, which has been made and is in full force and effect, or shall be made or be in full force and effect prior to such Utilization, except for the registration of each Utilization and the related schedules of payment (“esquemas de pagamento”) with respect thereto with Banco Central do Brasil, which the Borrower shall promptly effect after the entrance of such Utilization into Brazil.

17.6	Governing law and enforcement
17.6.1	In any proceedings in Brazil to enforce this Agreement, the choice of New York law as the governing law hereunder will be recognized by the Courts of Brazil and such law will be applied, the irrevocable submissions of the Borrower to the non-exclusive jurisdiction of the courts of the State of New York and the courts of the United States of America in New York and the appointment by the Borrower of the Process Agent are legal, valid, binding and enforceable; and any judgment obtained in New York will be recognized and enforceable against the Borrower and its assets in Brazil after having been duly ratified by the Superior Court of Justice (Superior Tribunal de Justiça) of Brazil; such ratification by the Superior Court of Justice of Brazil will occur if the court decision (i) complies with all formalities required for the enforcement thereof under the laws of the jurisdiction in which it was rendered and does not violate due process; (ii) was issued by a competent court in such jurisdiction after valid service of process upon the parties to the action, or after sufficient evidence of the parties’ absence has been given in accordance with the applicable law of such jurisdiction; (iii) is not subject to appeal or re-examination of any other nature by any court or authority in the jurisdiction it was rendered; (iv) is not against public policy, national sovereignty or good morals of Brazil (as provided for in Article 17 of the Law of Introduction to the Brazilian Civil Code); and (v) is duly authenticated by the competent consulate of Brazil in the jurisdiction where it is issued and is accompanied by a translation thereof into Portuguese made by a public sworn translator certified in Brazil.

17.6.2	Subject to Sub-clause 17.6.3 below, the Finance Documents are in proper legal form under the laws of Brazil and are capable of enforcement in the courts of Brazil.

17.6.3	Except as provided in Clause 20.12, there is no requirement to file, register or otherwise record this Agreement or any instrument or agreement required hereunder in any public office or elsewhere in Brazil to ensure the validity, legality, effectiveness, enforceability or admissibility in evidence hereof or thereof, except for (i) the notarization of the signature of the parties to this Agreement by a notary public licensed under the laws of the place of signing, (ii) the consularization of the signature of such notary public in the appropriate Brazilian consulate; (iii) the registration of this Agreement, together with a sworn translation of this Agreement into the Portuguese language, with the appropriate Registry of Deeds and Documents, which registration can be made at any time prior to the enforcement thereof in Brazil; and (iv) the registration of the Security Documents that are governed by Brazilian law in accordance with the provisions of such agreements.

17.6.4	There is no requirement for the Lender to register or be licensed or qualified with any governmental authority solely by reason of execution and performance of the Finance Documents.
17.7	Tax Deduction

It is not required to make any Tax Deduction from any interest and fee payment and repayment it may make under any Finance Document.

17.8	No default
17.8.1	No Default or Event of Default exists under the Finance Documents or might reasonably be expected to result from the making of any Utilization.

17.8.2	No other event or circumstance is outstanding which constitutes an event of default (however defined) under any other agreement or instrument which is binding on it or to which its assets are subject, which might have a Material Adverse Effect.
17.9	Financial statements
17.9.1	The audited consolidated financial statements of the Parent as of the end of and for the year ending December 31, 2006, reported on by PWC, copies of which have been furnished to the Lender, were prepared in accordance with GAAP consistently applied and fairly represent the financial condition and operations of the Parent during the relevant financial year.

17.9.2	The consolidated financial statements of the Borrower as of the end of and for the year ending December 31, 2006, copies of which have been furnished to the Lender, were prepared in accordance with GAAP consistently applied and fairly represent the financial condition and operations of the Borrower during the relevant financial year.

17.9.3	The consolidated financial statements of Nextel S.A. as of the end of and for the year ending December 31, 2006, copies of which have been furnished to the Lender, were prepared in accordance with GAAP consistently applied and fairly represent the financial condition and operations of Nextel S.A. during the relevant financial year.

17.9.4	Since December 31, 2006, there has been no circumstance, event or occurrence that has had or is reasonably likely to have a Material Adverse Effect.
17.10	No misleading information

The information, reports, financial statements, exhibits and schedules contained in the Information Memorandum, taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading on the date as of which such information is stated or certified; and if any of such information, reports, financial statements, exhibits and schedules shall become materially untrue or misleading, the Borrower shall promptly inform the Lender thereof. All written information furnished on or after the date hereof by the Borrower to the Lender in connection with this Agreement, the Finance Documents, the Borrower’s information memorandum provided in connection with the Facilities and the transactions contemplated hereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified. There is no fact known to the Borrower that could reasonably be expected to have a Material Adverse Effect that has not been disclosed herein or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished by the Borrower to the Lender for use in connection with the transactions contemplated hereby.

17.11	Pari passu ranking

The obligations and liabilities of the Borrower under the Finance Documents shall constitute direct, unconditional and unsubordinated obligations of the Borrower and shall rank at least pari passu with all other existing or future unsubordinated Financial Indebtedness of the Borrower.

17.12	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency or governmental, regulatory or other investigations, proceedings or disputes which, if adversely determined, would be likely to have a Material Adverse Effect (to the best of its knowledge and belief) have been started or threatened against any Obligor.

17.13	Taxation
17.13.1	It has duly and punctually paid and discharged all Taxes imposed upon it or its assets within the time period allowed without incurring penalties (save to the extent that (i) payment is being contested in good faith, (ii) it has maintained adequate reserves for those Taxes in accordance with GAAP and (iii) payment can be lawfully withheld).

17.13.2	It is not materially overdue in the filing of any Tax returns.

17.13.3	Except as otherwise disclosed to the Lender prior to the Effective Date, to the best knowledge of the Borrower (after due investigation), no claims are being or are reasonably likely to be asserted against it with respect to Taxes (save to the extent that (i) payment is being contested in good faith, (ii) it has maintained adequate reserves for those Taxes in accordance with GAAP and (iii) such payment can be lawfully withheld).
17.14	Commercial Activity; No Immunity

The Borrower is subject to civil and commercial law with respect to its obligations under the Finance Documents, and the making and performance of the Finance Documents by the Borrower constitute private and commercial acts rather than public or governmental acts. In any proceedings taken in its jurisdiction of incorporation in relation to the Finance Documents, it will not be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process.

17.15	Good Title to Assets; Liens

It has a good, valid and marketable title to, or valid leases or licenses of, and all appropriate Authorizations to use, the assets necessary in any material respect to carry on its business as presently conducted (the Nextel brand name being deemed a materially necessary asset). None of the assets of the Obligors are subject to any Liens except Permitted Liens.

17.16	Compliance with Laws

It has not violated nor breached any law to which it may be subject, which has resulted in or could reasonably be expected to result in, a Material Adverse Effect.

17.17	Corporate Governance

It has performed and observed in all material respects all requirements as set out in SCHEDULE 8 (Corporate Governance Guidelines).

17.18	Regulation
17.18.1	The Borrower is not required to register as an “investment company” under the U.S. Investment Company Act of 1940, as amended.

17.18.2	No part of the proceeds of the Loans will be used for the purpose (whether immediate, incidental or ultimate) of buying or carrying any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.
17.19	Security Interest in Collateral

The Security Documents create legal and valid Liens on all the Collateral in favor of the Security Agent or the Lender, as applicable and such Liens constitute perfected and continuing Liens on such Collateral, securing the obligations of the Borrower under the Finance Documents, enforceable against the Borrower and all third parties, and having priority over all other Liens on such Collateral, except to the extent, if any, expressly set forth in the Security Documents.

17.20	Environmental and Social Compliance

Each of the Obligors have in all material respects complied with all Environmental and Social Requirements where failure to do so might reasonably be expected to have a Material Adverse Effect.

17.21	Environmental and Social Claims

No Environmental and Social Claim has been commenced or (to the best of its knowledge and belief) is threatened against any Obligor where that claim, if determined against such Obligor, would be reasonably likely to have a Material Adverse Effect.

17.22	Repetition

The Repeating Representations are deemed to be made by the Borrower (by reference to the facts and circumstances then existing) on the date of each Utilization Request and the first day of each Interest Period (except for the representations in Clauses 17.3 and 17.5 which are deemed to be repeated by the Borrower solely on the date of each Utilization Request and the representation in Clause 17.7 which is deemed to be made by the Borrower solely on the Effective Date).

18.	INFORMATION UNDERTAKINGS

The undertakings in this Article 18 (Information undertakings) remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents.

18.1	Financial statements

The Borrower shall supply to the Lender in the English language:
18.1.1	as soon as the same become available, but in any event within 120 days after the end of each of its financial years, the audited consolidated financial statements of the Parent, prepared in accordance with GAAP (which obligation may be satisfied by delivery of the Parent’s annual report in Form 10-K filed by the Parent with the U.S. Securities and Exchange Commission); and the consolidated financial statements of Nextel S.A. and the consolidated financial statements of the Borrower, both prepared in accordance with GAAP.

18.1.2	as soon as the same become available, but in any event within 45 days after the end of each quarter of each of its financial years, the consolidated financial statements of the Borrower and the consolidated financial statements of Nextel S.A. for that period.
18.2	Compliance Certificate
18.2.1	The Borrower shall supply to the Lender, with each set of financial statements delivered pursuant to Clause 18.1 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Article 19 (Financial covenants) as at the date of such financial statements.

18.2.2	Each Compliance Certificate shall be signed by two officers (of which one shall be the Chief Financial Officer) of each of the Borrower and Nextel S.A. and shall be reported on by PWC in the form of Schedule 5 (Form of Compliance Certificate).
18.3	Requirements as to financial statements
18.3.1	Each set of financial statements of the Borrower delivered by the Borrower pursuant to Clause 18.1 shall be certified by the CFO or Treasurer of the Borrower as fairly representing its financial condition as at the date of such financial statements.

18.3.2	The Borrower shall procure that each set of its financial statements delivered pursuant to Clause 18.1 is prepared using GAAP, and accounting practices and financial reference periods consistent with those applied in the preparation of the financial statements referenced in Sub-clause 17.9.2. If, in relation to any set of financial statements there has been a change in GAAP, or the accounting practices or reference periods, the Borrower agrees to disclose in the footnotes to those financial statements that there has been a change in GAAP, or the accounting practices or reference periods and to quantify the impact of such change(s), if material, to enable the Lender to determine whether Article 19 (Financial covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the financial statements referenced in Sub-clause 17.9.2 were prepared.

18.3.3	The Borrower shall procure that the financial statements of Nextel S.A. delivered pursuant to Clause 18.1.1 shall be accompanied by a letter addressed to the Lender, substantially in the form of Schedule 17 (Certification Letter).
18.4	Environmental and Social reporting
18.4.1	The Borrower shall as soon as it is available, but in any event no later than the date it has to deliver its audited consolidated annual statements in accordance with Sub-clause 18.1.1, deliver to the Lender the Annual Environmental and Social Monitoring Report in the form set out in SCHEDULE 16.

18.4.2	The Borrower shall inform the Lender as soon as reasonably practicable upon becoming aware of:
(a)	any Environmental and Social Claim being commenced against any Obligor; or

(b)	any facts or circumstances which will or are reasonably likely to result in any Environmental and Social Claim being commenced or threatened against any Obligor, where the Environmental and Social Claim, if determined against the relevant Obligor, would be reasonably likely to have a Material Adverse Effect.

18.4.3	The Borrower shall promptly, but in any event within five Business Days of the occurrence of any of the events set out in this Clause 18.4, supply to the Lender (a) details of any incident or accident (including without limitation any explosion, spill or workplace accident which results in death, serious or multiple injuries or material environmental contamination) or any material incident of a social nature (including without limitation any violent labour unrest or material dispute with local communities) occurring on or nearby any site, plant, equipment or facility of any Obligor which has or is reasonably likely to have a Material Adverse Effect on the environment, health and safety and social and/or cultural context together with, in each case, a specification of the nature of the incident or accident and the on-site and off-site effects of such events and (b) details of any action the Borrower proposes to take in order to remedy the effects of these events, and shall keep the Lender informed about any progress in respect of such remedial action.
18.5	Information: miscellaneous

The Borrower shall supply to the Lender:
18.5.1	promptly upon becoming aware of them, reasonable details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any Obligor, and which might, if adversely determined, have a Material Adverse Effect;

18.5.2	promptly, such further information regarding the financial condition, business and operations of any Obligor as the Lender may reasonably request; and

18.5.3	as soon as possible after the date of this Agreement its assigned VAT number and any other details in respect thereof.

18.5.4	annually, commencing in the first quarter of 2009, the updated “base case” business plan of the Borrower.
18.6	Notification of default
18.6.1	The Borrower shall notify the Security Agent and the Lender of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.
19.	FINANCIAL COVENANTS

The covenants set forth in (a) through (c) below shall be calculated as of each Measurement Date, and at all times:
(a)	the Leverage Ratio shall be equal to or less than 3.50:1;

(b)	the Debt Service Coverage Ratio shall be equal to or greater than 1.50:1; and

(c)	the Consolidated Net Worth of Nextel S.A. shall be equal to or greater than 786.2 million Reais.

20.	POSITIVE UNDERTAKINGS

The undertakings in this Article 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents.

20.1	Maintenance of Existence and Property

The Borrower will, and will cause each of its Subsidiaries to (a) preserve and maintain its corporate existence and (b) maintain all of its property used or useful in its business in good working order and condition, ordinary wear and tear excepted, except to the extent such failure to maintain such property could not reasonably be expected to have a Material Adverse Effect.

20.2	Authorizations

The Borrower shall, and shall cause each of its Subsidiaries to promptly:
(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified or authenticated copies to the Lender of,
any Authorization which is necessary or advisable in the reasonable opinion of the Lender for (a) the execution, delivery or performance of the Finance Documents or any agreement or instrument required hereunder or thereunder, (b) the legality, validity, enforceability and admissibility in evidence hereof or thereof, (c) the borrowings hereunder or (d) the payment by the Borrower of all sums which it may be liable to pay under the Finance Documents, except to the extent the failure to obtain, comply and maintain such Authorizations could not reasonably be expected to have a Material Adverse Effect.

20.3	Compliance with Laws

The Borrower shall, and shall cause each of its Subsidiaries to comply in all respects with all laws to which it may be subject, if failure to so comply would materially impair its ability to perform its obligations under the Finance Documents or could reasonably be expected to have a Material Adverse Effect.

20.4	Performance under Agreements

The Borrower shall, and shall cause each of its Subsidiaries to perform under each agreement or instrument which is binding on it or to which its assets are subject, except where the failure to so perform could not reasonably be expected to have a Material Adverse Effect.

20.5	Keeping of Books

The Borrower will, and will cause each of its Subsidiaries to keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each of its Subsidiaries in accordance with GAAP.

20.6	Insurance
20.6.1	The Borrower shall, and shall cause each of its Subsidiaries to:

(a)	maintain insurances on and in relation to its business and assets with reputable underwriters or insurance companies against those risks and to the extent as is usual for companies carrying on the same or substantially similar business including, but not limited to, the insurances listed in SCHEDULE 10 (Insurances) and any other insurances as may be required by law;

(b)	reinvest 100% of the net proceeds of insurance proceeds, to the extent greater than $ 5,000,000, in replacement or repair of the relevant assets utilizing reasonable commercial judgment;

(c)	ensure that all premiums are paid on time and other obligations of the Borrower and each of its Subsidiaries under the insurance policies are duly complied with, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and

(d)	not do or omit to do, or permit to be done or not done, anything which might materially prejudice any of its rights or the rights of the Lender to claim or recover under any insurance policy.
20.6.2	On and at any time after the occurrence of an Event of Default the Borrower and each of its Subsidiaries may only apply insurance proceeds for any claim in accordance with reasonable directions given to it by the Lender.
20.7	Environmental and Social Compliance; Environmental and Social Monitoring
20.7.1	The Borrower shall procure that it diligently designs, constructs, operates and maintains all of its plants, sites and equipment in a safe, efficient and business-like manner, and shall and the Borrower shall ensure that each of its Subsidiaries shall comply in all material respects with all Environmental and Social Requirements and take all reasonable steps in anticipation of known or expected future changes to or obligations under the same, except to the extent such failure to comply could not reasonably be expected to have a Material Adverse Effect.

20.7.2	The Borrower shall permit the Lender and/or consultants or other professional advisers and contractors of the Lender, upon reasonable prior notice, free access at reasonable business hours and on reasonable notice at the cost of the Borrower to (a) carry out environmental and/or social monitoring visits and/or audits; (b) view the premises of the Borrower and each of its Subsidiaries; and (c) meet and discuss matters with senior management employees of the Borrower as they become available.
20.8	Corporate governance

The Borrower shall comply in all material respects with the corporate governance guidelines set out in SCHEDULE 8 (Corporate Governance Guidelines) to the extent applicable to a limited liability company (“sociedade limitada”).

20.9	Taxation

The Borrower shall, and shall cause each of its Subsidiaries to duly and punctually pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties (save to the extent that (i) payment is being contested in good faith, (ii) adequate reserves are being maintained for those Taxes in accordance with GAAP and (iii) where such payment can be lawfully withheld).

20.10	Access

The Borrower shall, and shall cause each of its Subsidiaries, upon reasonable prior notice and reasonable request (which shall not be required during the occurrence and continuation of a Default), to permit the Lender and/or accountants or other professional advisers and contractors of the Lender free access at all reasonable times and on reasonable notice (at the cost of the Borrower only upon the occurrence and continuation of a Default) to (a) inspect and take copies and extracts from the books, accounts and records of the Borrower, its Subsidiaries and the Parent; (b) view the premises of the Borrower, its Subsidiaries and the Parent; and (c) meet and discuss matters with senior management employees of the Borrower as they become available.

20.11	Ranking

The Borrower will, and will cause each of its Subsidiaries to promptly take all actions as may be necessary to ensure that the obligations and liabilities of the Borrower under the Finance Documents will at all times constitute direct, unconditional and unsubordinated obligations of the Borrower and shall rank at least pari passu with all other existing or future unsubordinated Financial Indebtedness of the Borrower.

20.12	Registration of Agreement

Prior to each Utilization hereunder, the Borrower shall register the financial conditions of this Agreement with Banco Central do Brasil by means of ROF, in accordance with the applicable rules and regulations of Banco Central do Brasil and shall take each and all other necessary measures relating to the ROF registration and/or the requirements of Banco Central do Brasil. Upon the entrance of the funds into Brazil in respect of such Utilization, the Borrower shall proceed with the registration with Banco Central do Brasil of the schedules of payments with respect thereto, so as to permit payment of the principal, interest, fees, commissions and expenses duly provided for in the Loan due under this Agreement, in accordance with the terms of this Agreement. Unscheduled and unregistered payments shall be subject to special authorization of the Banco Central do Brasil in order to be remitted. So long as the Loan is outstanding hereunder, the Borrower shall ensure that the ROF registration thereof is in full force and effect.

20.13	Subsidiary Guarantee Agreement Joinder

From time to time, the Borrower will cause any entity that becomes a Subsidiary of the Borrower to immediately become a party to the Subsidiary Guarantee Agreement by execution of a joinder.

20.14	Hedge Agreements

As of each Measurement Date, the Borrower will provide the Lender with a report, setting forth in reasonable detail its interest rate and currency exposure and all relevant information on any current or proposed Hedge Agreements.

20.15	Intercompany Debt

The Borrower shall, at all times, cause the Long-Term Intercompany Debt to be subordinated to the payment in full of the Facilities, on terms and conditions reasonably satisfactory to the Lender.

20.16	Recourse Transactions

The Borrower and its Subsidiaries may sell, transfer or otherwise dispose of any receivables on recourse terms, provided that if the Borrower or any of its Subsidiaries sell, transfer or otherwise dispose of receivables in excess of 10% of its outstanding receivables in any single transaction or series of related transactions, the Borrower shall deliver to the Lender a certificate (in reasonable detail) of an officer of the Borrower demonstrating pro-forma compliance with all undertakings and financial covenants until the Termination Date after giving effect to such transactions, and confirming that no Default has occurred or is continuing or would arise thereby.

20.17	PWC

The Borrower shall only employ PWC or other auditors of similar reputation and standing.

20.18	Debt Service Reserve Account
20.18.1	The Borrower shall cause the Debt Service Reserve Account to be (and shall remain) funded on the date of the first Utilization in Dollars in an amount equal to the Debt Service Reserve Amount. The Borrower’s failure to cause the Debt Service Reserve Account to be funded in an amount equal to the Debt Service Reserve Amount at any time thereafter shall be deemed an Event of Default under Clause 22.1 (Non-payment).

20.18.2	Upon the occurrence of an Event of Default, the Security Agent shall cause all funds in the Debt Service Reserve Account to be paid to the Lender for application in accordance with Clause 27.4 (Partial payments).
20.19	Translation and Registration

The Borrower shall provide the Lender with a registration of this Agreement, the Guarantee Agreements, the Intercompany Loans Pledge and Subordination Agreement and the Security Interest Agreement, together with sworn translations of such agreements into Portuguese language, with the appropriate Registry of Deeds and Documents (Cartório de Registro de Títulos e Documentos) to the Lender’s satisfaction, within ninety (90) days of the Effective Date or prior to the second Utilization, whichever occurs first. In the event of any discrepancy or inconsistency between the Portuguese and English language versions of this Agreement, the English language version shall prevail.

21.	NEGATIVE UNDERTAKINGS

The undertakings in this Article 21 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents.

21.1	Negative pledge
21.1.1	The Borrower shall not, and shall not permit any of its Subsidiaries to create or permit to subsist any Lien other than Permitted Liens over any of its assets.

21.1.2	Except as provided in Sub-clause 21.2.2, the Borrower shall not, and shall not permit any of its Subsidiaries to sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by any other person (other than the Borrower or any of its Subsidiaries) in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.
21.2	Disposals
21.2.1	The Borrower shall not, and shall not permit any of its Subsidiaries to enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

21.2.2	Sub-clause 21.2.1 above does not apply to any sale, lease, transfer or other disposal:
(a)	made in the ordinary course of trading of the disposing entity;

(b)	of assets in exchange for other assets comparable or superior as to type, value and quality;

(c)	of assets that are obsolete in the Borrower’s line of business;

(d)	Permitted Sale-leaseback Transactions;

(e)	as permitted under Clause 21.5 (Mergers);

(f)	as permitted under Clause 20.16 (Recourse Transactions); or

(g)	any other dispositions of assets after the date hereof, provided the aggregate amount received by the Borrower and any of its Subsidiaries in respect of all such dispositions under this clause (g) is equal to or less than
$ 10,000,000 in any 12-month period and equal to or less than $ 40,000,000 over the term of the Facility.
21.3	Investments

The Borrower will not, and will not permit any of its Subsidiaries to make any Investments, except for Permitted Investments.

21.4	Dividends and Intercompany Loans
21.4.1	The Borrower shall not, without the prior written consent of the Lender pay, make or declare any distribution of profit, dividend or other distribution (in cash or otherwise) (a “Dividend”) in respect of any financial year of the Borrower unless the Leverage Ratio for the two preceding Measurement Dates has been equal to or less than 1.75:1 and the Lender has received a certificate (in reasonable detail) of an officer of the Borrower demonstrating pro-forma compliance with all undertakings and financial covenants until the Termination Date and confirming that no Default has occurred or is continuing; provided that no such Dividend may be so paid, made or declared if a Default related to payment has occurred or is continuing, or a Default or Event of Default under Clause 22.2 has occurred or is continuing.

21.4.2	The Borrower shall not make any loans to the Parent or any of the Parent’s Affiliates or Subsidiaries, unless the Borrower has complied with Sub-clause 21.4.1 as if such loan were a Dividend.
21.5	Merger

The Borrower will not, and will not permit any of its Subsidiaries to change its corporate structure or enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or sell or otherwise transfer all or substantially all of its assets to any other person or persons, whether in one transaction or in a series of related transactions; provided, however, that (a) the Borrower may be merged with or into any of its Subsidiaries or any other person provided that: (i) the Borrower is the continuing or surviving Person, (ii) no Change in Control pursuant to Clause 7.2 results and after giving effect thereto, (iii) no Default has occurred and is continuing and no Default will occur after giving effect thereto, (iv) the Borrower has delivered to the Lender a certificate (in reasonable detail) of an officer of the Borrower demonstrating pro-forma compliance with all undertakings and financial covenants until the Termination Date and (v) in the case of a merger with or into a person other than a Subsidiary, the Borrower shall have delivered to the Lender a full business plan; or (b) in the case of a merger of any of the Borrower’s Subsidiaries, that: (i) such Subsidiary is the surviving entity, (ii) no Change in Control with respect to such Subsidiary occurs as a result of such merger, (iii) no Default has occurred and is continuing and no Default will occur after giving effect thereto and (iv) the Borrower has delivered to the Lender a certificate (in reasonable detail) of an officer of the Borrower demonstrating pro-forma compliance with all undertakings and financial covenants until the Termination Date.

21.6	Change of business

The Borrower will not engage in any material way in any business other than telecommunications business and other businesses incidental thereto or in which it is not uncommon for groups of companies at present generally engaged in the telecommunication business to become engaged.

21.7	Arm’s length basis

The Borrower shall not, and shall not permit any of its Subsidiaries, without the prior written consent of the Lender, to enter into any transaction with any person or enter into or continue business relations with its quotaholders, employees, Affiliates and/or Subsidiaries except on proper commercial terms negotiated at arms’ length.

21.8	Excluded Activities

The Borrower shall not, and shall not permit any of its Subsidiaries to engage in any of the excluded activities as listed in Schedule 9 (Excluded Activities).

21.9	Limitations on Financial Indebtedness

The Borrower shall not, and shall not permit any of its Subsidiaries to incur any incremental Financial Indebtedness if the Borrower fails to meet the financial covenants set forth in Article 19 as of any date.

22.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Article 22 is an Event of Default.

22.1	Non-payment

The Borrower does not pay when due (whether at stated maturity, by acceleration or otherwise) any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable within three Business Days of when due.

22.2	Covenants

The Borrower shall fail to perform or observe any of its obligations under Clauses 18.1, 18.2, 18.3, Article 19, or Clauses 20.1(a), 20.10, 20.11, 21.1, 21.2, 21.3, 21.4, 21.5, 21.6, 21.7, 21.8 and 21.9.

22.3	Other obligations
22.3.1	The Borrower does not comply with any provision of the Finance Documents (other than those referred to in Clause 22.1 (Non-payment) and Clause 22.2 (Covenants)); or Nextel S.A. or any of the Subsidiaries of the Borrower shall fail to perform or observe any of its obligations under any Finance Document.

22.3.2	No Event of Default under Sub-clause 22.3.1 above will occur if the failure to comply is capable of remedy and is remedied within 30 days.
22.4	Misrepresentation

Any representation or statement made or deemed to be made by any Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

22.5	Cross default
22.5.1	Any payment in respect of any item of Financial Indebtedness of any Obligor having a principal or notional amount of at least $ 10,000,000 (or its equivalent in other currencies) is not paid when due or within any originally applicable grace period.

22.5.2	Any item Financial Indebtedness of any Obligor having a principal or notional amount of at least $ 10,000,000 (or its equivalent in other currencies), is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

22.5.3	Any commitment for any item of Financial Indebtedness of the Borrower having a principal or notional amount of at least $ 10,000,000 (or its equivalent in other currencies) is cancelled or suspended by a creditor of any Affiliate or Subsidiary of the Borrower as a result of an event of default (however described).

22.5.4	Any creditor of the Borrower becomes entitled to declare any item of Financial Indebtedness of any Affiliate or Subsidiary of the Borrower having a principal or notional amount of at least $ 10,000,000 (or its equivalent in other currencies) (“Creditor Demands”), due and payable prior to its specified maturity as a result of an event of default (however described), unless such Creditor Demands are being contested in good faith by the Borrower or any such Affiliate or Subsidiary of the Borrower and all such information relating to the contest of such Creditor Demands has been promptly provided to the Lender.
22.6	Insolvency
22.6.1	Any Obligor is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

22.6.2	A moratorium is declared in respect of any indebtedness of any Obligor.
22.7	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:
22.7.1	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor;

22.7.2	a composition, compromise, assignment or arrangement with any creditor of any Obligor;

22.7.3	any resolution is passed to petition for or to file documents with a court or any registrar for winding–up, administration, dissolution, judicial or extrajudicial reorganization (recuperação judicial or extrajudicial) or bankruptcy of any Obligor;

22.7.4	any person presents a petition, or files documents with a court or any registrar, for winding–up, administration, dissolution, judicial or extrajudicial reorganization or bankruptcy of any Obligor, unless, in the case of presentation of a petition for bankruptcy by a creditor, it is being contested in good faith and with due diligence and is discharged or struck out within thirty (30) days;

22.7.5	an order for winding–up, administration, dissolution, judicial or extrajudicial reorganization or bankruptcy with respect to any Obligor is made;

22.7.6	the appointment of a liquidator, receiver, administrative receiver, administrator, judicial manager (administrador judicial), compulsory manager or other similar officer in respect of any Obligor or any of its assets; or

22.7.7	enforcement of any Lien over any assets of any Obligor, securing in excess of $ 10,000,000, or any analogous procedure or step is taken in any jurisdiction.

22.8	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution affects any of the assets of any Obligor with a fair market value of at least $ 10,000,000 (or its equivalent in other currencies).

22.9	Unlawfulness and Unenforceability

It is or becomes unlawful for any Obligor to perform in any material respect any of its obligations under the Finance Documents, or the Finance Documents become unenforceable in any material respect.

22.10	Repudiation

Any Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

22.11	Governmental intervention

By or under the authority of any governmental authority in Brazil:
22.11.1	the management of any Obligor is wholly or partially displaced or the authority of any Obligor in the conduct of its business is wholly or partially curtailed; or

22.11.2	any of the issued quotas of any Obligor or the whole or any part of its revenues or assets is seized, nationalized, expropriated or compulsorily acquired.
22.12	LEFT INTENTIONALLY BLANK

22.13	Lien

Any Lien stated to be created under any Finance Document is not at any time a valid and perfected first-priority Lien (except as otherwise expressly permitted herein or therein) in any Collateral purported to be covered thereby; or any Obligor shall assert in writing, or engage in any action or inaction based on any such assertion, that any Lien created under any Finance Document ceases to be a valid and perfected first-priority Lien (except as otherwise permitted herein or therein) in any Collateral purported to be covered thereby.

22.14	LEFT INTENTIONALLY BLANK

22.15	Undischarged Judgment

A judgment is or judgments are rendered against any Obligor in an amount of $10,000,000, or more (or the equivalent in other currencies) and shall remain unsatisfied, undischarged and in effect for a period of 30 consecutive days without a stay of execution, unless the same is adequately bonded or is being contested by appropriate proceedings properly instituted and diligently conducted and reserved pursuant to GAAP and, in either case, such process is not being executed against assets thereof.

22.16	Authorization

Any Authorization at any time necessary to enable any Obligor to comply with any of its obligations under the Finance Documents shall be revoked, withdrawn or withheld or shall be modified or amended in a manner prejudicial, in the reasonable opinion of the Lender, to the interests of the Lender.

22.17	Ranking

The obligations and liabilities of the Borrower under the Finance Documents shall fail to rank at least pari passu with all other existing or future unsubordinated Financial Indebtedness of the Borrower.

22.18	Acceleration

On and at any time after the occurrence of an Event of Default the Lender may, by notice to the Borrower:
22.18.1	cancel the Available Facility whereupon it shall immediately be cancelled;

22.18.2	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

22.18.3	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand.
23.	LEFT INTENTIONALLY BLANK

24.	CHANGES TO THE LENDER

24.1	Assignments by the Lender

Subject to this Article 24, the Lender (the “Existing Lender”) may:
24.1.1	assign any of its rights; or

24.1.2	transfer by novation any of its rights and obligations,
to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”) subject to (a) the prior written notice to the Borrower and (b) except during the pendency of any Event of Default or Default, the Borrower’s prior consent (which consent shall not be unreasonably withheld, provided that withholding of consent by the Borrower due to a material change in the treatment of the Facilities by the Lender shall not be considered unreasonable). The principal outstanding balance of the portion of the Loan of the assigning Lender subject to each such assignment shall not be less than $ 5,000,000.00 or an integral multiple of $ 1,000,000 in excess thereof.

24.2	Conditions of assignment or transfer
24.2.1	An assignment will be effective only on:
(a)	receipt by the Borrower of written confirmation from the New Lender (in form and substance satisfactory to the Borrower) that the New Lender will assume the same obligations to the other Parties as it would have been under if it was the Lender; and

(b)	performance by the New Lender of all “know your customer” or other checks relating to any person that it is required to carry out in relation to such assignment to a New Lender, the completion of which the New Lender shall promptly notify to the Lender.
24.2.2	A transfer will only be effective if the procedure set out in Clause 24.4 (Procedure for transfer) is complied with.

24.2.3	No transfer by the Lender otherwise permitted hereunder shall operate to increase the costs to the Borrower of borrowing any Loans.
24.3	Limitation of responsibility of Lender
24.3.1	Unless expressly agreed to the contrary, the Lender makes no representation or warranty and assumes no responsibility to a New Lender for:
(a)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(b)	the financial condition of any Obligor;

(c)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(d)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.
24.3.2	A New Lender shall confirm to the Lender that it:
(a)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of the Obligors in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Lender in connection with any Finance Document; and

(b)	will continue to make its own independent appraisal of the creditworthiness of the Obligors whilst any amount is or may be outstanding under the Finance Documents.
24.3.3	Nothing in any Finance Document obliges the Lender to:
(a)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Article 24; or

(b)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.
24.4	Procedure for transfer
24.4.1	Subject to the conditions set out in Clause 24.2 (Conditions of assignment or transfer) a transfer is effected in accordance with Sub-clause 24.4.3 below when the Lender executes an otherwise duly completed Transfer Certificate. The Lender shall subject to Sub-clause 24.4.3 below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

24.4.2	The Lender shall only be obliged to execute a Transfer Certificate delivered to it by the New Lender upon the New Lender’s completion of all “know your customer” or other checks relating to any person that it is required to carry out in relation to the transfer to such New Lender.

24.4.3	On the Transfer Date:
(a)	to the extent that in the Transfer Certificate the Lender seeks to transfer by novation its rights and obligations under the Finance Documents the Borrower and the Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(b)	the Borrower and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that the Borrower and the New Lender have assumed and/or acquired the same in place of the Borrower and the Lender;

(c)	the New Lender shall become a Party as a “Lender” and reference in this Agreement to “Lender” shall be construed to be reference to the New Lender.
24.5	Copy of Transfer Certificate to Borrower

The Lender shall as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Borrower a copy of that Transfer Certificate.

24.6	Disclosure of information
24.6.1	The Lender and the Security Agent agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to any Affiliate of and to the respective partners, directors, officers, employees, agents, subagents, advisors and other representatives of the Lender, the Security Agent or Affiliate (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of the Information and instructed to keep it confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority), (c) to the extent required by applicable law or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies under any Finance Document or any action or proceeding relating to any Finance Document or the enforcement of rights under any Finance Document, (f) to any assignee of or participant in, or prospective assignee of or participant in, any of its rights or obligations under the Finance Documents, or to any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to an Obligor or its obligations (it being understood that the person to whom the information is to be given under this paragraph (f) will be informed of the confidential nature of the Information and instructed to keep it confidential), (g) with the consent of the Borrower, or (h) to the extent such Information becomes publicly available other than as a result of a breach of this Clause 24.6 or becomes available to the Lender or the Security Agent or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower. To the extent that disclosure of any Information is required pursuant to clause (b) or (c) above, so long as any of the Lender or the Security Agent is not prohibited from so doing by any applicable laws, rules, regulations, judgments or court orders, such Lender or Security Agent will notify the Borrower thereof in writing at its address for notices set forth in this Agreement, provided that the Borrower shall have no right to seek any action or remedy or have any claim or cause of action against any of the Lender or the Security Agent in the event that any such person, as the case may be, shall fail to so notify the Borrower.

24.6.2	As used herein, “Information” means all information received by the Lender or the Security Agent from the Obligors relating to any Obligor or its businesses, other than any such information that is available to the Lender or the Security Agent on a non-confidential basis prior to disclosure by any Obligors, provided that in the case of information received from an Obligor after the date hereof such information is clearly identified at the time of delivery as confidential or that given the nature of the information or the circumstances surrounding its disclosure, reasonably should be considered as confidential or proprietary. Any person required to maintain the confidentiality of Information under this Clause 24.6 shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain such confidentiality as such person would accord to its own confidential information, which in no event shall be less than a reasonable degree of care.
25.	CHANGES TO THE BORROWER

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, but an Obligor may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents without prior written consent of the Lender.

26.	CONDUCT OF BUSINESS BY LENDER

No provision of this Agreement will:
26.1.1	interfere with the right of the Lender to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

26.1.2	oblige the Lender to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

26.1.3	oblige Lender to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax (except such failure to so disclose will be subject to Sub-clause 12.3.2(c)).

27.	PAYMENT MECHANICS

27.1	Payments to the Lender
27.1.1	On each date on which the Borrower is required to make a payment to the Lender, under a Finance Document, the Borrower shall make the same available to the Lender (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Lender as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

27.1.2	Payment shall be made into the Lender’s Account and the Borrower shall at the time of making each payment under the Finance Documents for account of the Lender, specify to the Lender the amounts payable by the Borrower under the Finance Documents to which such payment is to be applied.
27.2	Distributions by the Lender
27.2.1	On each date on which this Agreement requires an amount to be paid by the Lender, the Lender shall make available the amount of its payment to the Borrower at the relevant account specified below or such other account specified from time to time, provided that such account is located in Brazil: Nextel Telecomunições Ltda., Bank: Itau 341, Branch: 0912, Account Number: 07085-1 (the “Borrower Account”).
27.3	Distributions to the Borrower

The Lender may (with the consent of the Borrower or in accordance with Article 28 (Set-off)) apply any amount received by it for the Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Borrower under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

27.4	Partial payments
27.4.1	If the Lender receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under the Finance Documents or in the event that the Borrower fails to specify the amounts payable to which such payment is to be applied, or if an Event of Default has occurred and is continuing, the Lender shall apply that payment towards the obligations of the Borrower under the Finance Documents in the following order:
(a)	first, in or towards payment pro rata between the A Loan and the B Loan of any unpaid fees, costs and expenses of the Lender under the Finance Documents;

(b)	secondly, in or towards payment pro rata between the A Loan and the B Loan of any accrued interest, fee or commission due but unpaid under this Agreement;

(c)	thirdly, in or towards payment pro rata between the A Loan and the B Loan of any principal due but unpaid under this Agreement; and

(d)	fourthly, in or towards payment pro rata between the A Loan and the B Loan of any other sum due but unpaid under the Finance Documents.

27.4.2	The Lender may vary the order set out in Sub-clauses 27.4.1 (a) to (d) above.

27.4.3	Sub-clauses 27.4.1 (a) to (d) above will override any appropriation made by the Borrower.
27.5	No set-off by the Borrower

All payments to be made by the Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.
27.6	Business Days
27.6.1	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

27.6.2	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.
27.7	Currency of account
27.7.1	Subject to Sub-clauses 27.8.1 and 27.8.2 below, dollars is the currency of account and payment for any sum due from the Borrower under any Finance Document.

27.7.2	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

27.7.3	Any amount expressed to be payable in a currency other than dollars shall be paid in that other currency.
27.8	Change of currency
27.8.1	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognized by the central bank of any country as the lawful currency of that country, then:
(a)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Lender; and

(b)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognized by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Lender (acting reasonably).
27.8.2	If a change in any currency of a country occurs, this Agreement will, to the extent the Lender specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

28.	SET-OFF

The Lender may set off any matured obligation due from any Obligor under the Finance Documents against any matured obligation owed by the Lender to any Obligor, regardless of the place of payment, booking branch or currency of either obligation, provided, that the Lender will give the Borrower prompt notice of such set-off. If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.
29.	THE SECURITY AGENT
29.1	Appointment, Powers and Immunities

The Lender hereby appoints and authorizes the Security Agent to act as its agent under the Finance Documents with such powers as are specifically delegated to the Security Agent by the terms of the Finance Documents, including the execution and delivery of the Finance Documents together with such other powers as are reasonably incidental thereto. The Security Agent (which term as used in this sentence and in Clause 29.5 (Indemnification) hereof and the first sentence of Clause 29.6 (Non-Reliance on Security Agent) hereof shall include reference to the Security Agent’s Affiliates and subagents and its own and its Affiliates’ and subagents officers, directors, employees and agents):
(a)	shall have no duties or responsibilities except those expressly set forth in this Agreement and the other Finance Documents, and shall not by reason of this Agreement or the other Finance Documents be a trustee or fiduciary for any party hereto;

(b)	shall not be responsible to the Lender for any recitals, statements, representations or warranties contained in this Agreement, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of any Finance Document or any other document referred to or provided for herein or therein or for any failure by any Obligor or any other person to perform any of its obligations hereunder or thereunder;

(c)	shall not be required to initiate or conduct any litigation or collection proceedings hereunder unless directed by the Lender and the Security Agent shall have received satisfactory indemnities pursuant to Subclause 29.5 (Indemnification) (and shall not commence an action or proceeding on behalf of the Lender without obtaining the consent of the Lender thereto); and

(d)	shall not be responsible for any computation made in good faith or for any other action taken or omitted to be taken by it hereunder or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct.
The Security Agent may, with the consent of the Lender, employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of or for the supervision of any such agents or attorneys-in-fact selected by it utilizing due care.

The Security Agent will act in accordance with instructions duly given to it by the Lender in accordance with the Finance Documents. The Security Agent shall give prompt notice to the Lender of any notice or document (and its contents) received from the Borrower and promptly provide the Lender with such notice or document.

Before the Security Agent acts or refrains from acting, it may require an officer’s certificate of any Obligor and/or an opinion of counsel satisfactory to the Security Agent with respect to the proposed action or inaction. The Security Agent shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion. Whenever in the administration of any Finance Document the Security Agent shall deem it necessary or desirable that a matter be provided or established prior to taking or suffering or omitting to take any act hereunder or thereunder, such matter (unless other evidence in respect thereof be herein or therein specifically prescribed) may, in the absence of gross negligence or bad faith on the part of the Security Agent, be deemed to be conclusively proved and established by an officers’ certificate delivered to the Security Agent, and such certificate, in the absence of gross negligence or bad faith on the part of the Security Agent, shall be full warrant to the Security Agent for any action taken, suffered or omitted to be taken by it under the provisions of any Finance Document upon the faith thereof.

29.2	Reliance by Security Agent

The Security Agent shall be entitled to conclusively rely upon any certification, notice or other communication (including any thereof by telephone, fax, email, telegram or cable) reasonably believed by it to be genuine and correct and to have been signed, made or sent by or on behalf of the proper person or persons, and upon advice and statements of legal counsel and other experts selected by the Security Agent. As to any matters not expressly provided for by this Agreement, the Security Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with instructions given by the Lender, and such instructions of the Lender and any action taken or failure to act pursuant thereto shall be binding on the Lender.

29.3	Defaults

The Security Agent shall not be deemed to have knowledge or notice of the occurrence of a Default unless it has received notice from the Lender or the Borrower specifying such Default and stating that such notice is a “Notice of Default”. In the event that the Security Agent receives a Notice of Default, the Security Agent shall give prompt notice thereof to the Lender. The Security Agent shall (subject to Clause 29.1 (Appointment, Powers and Immunities) and 29.7 (Failure to Act) hereof) only take such action with respect to any such Default as shall be expressly directed by the Lender, provided that, unless and until the Security Agent shall have received such directions, it may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interest of the Lender except to the extent that this Agreement expressly requires that such action be taken only with the consent or upon the authorization of the Lender.

29.4	INTENTIONALLY LEFT BLANK

29.5	Indemnification

The Lender agrees to indemnify the Security Agent (to the extent not reimbursed, but without limiting the obligations of the Borrower under Article 16 (Costs and Expenses)), for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever (including reasonable legal fees and expenses) that may be imposed on, incurred by or asserted against the Security Agent arising out of or by reason of any investigation in any way relating to or arising out of this Agreement or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including the costs and expenses that the Borrower is obligated to pay under Article 16 (Costs and Expenses) hereof, but excluding, unless an Event of Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents, provided that the Lender shall not be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Security Agent. The obligations of the Lender under this Clause 29.5 shall survive the termination of this Agreement, the repayment of the Loans and the resignation or removal of the Security Agent.

29.6	Non-Reliance on Security Agent

The Lender agrees that it has, independently and without reliance on the Security Agent, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Obligors and decision to enter into this Agreement and that it will, independently and without reliance upon the Security Agent, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement and the other Finance Documents. The Security Agent shall not be required to keep itself informed as to the performance or observance by the Obligors of this Agreement and the other Finance Documents or to inspect the properties or books of the Obligors. Except for notices, reports and other documents and information expressly required to be furnished to the Lender, the Security Agent shall not have any duty or responsibility to provide the Lender with any credit or other information concerning the affairs, financial condition or business of the Obligors that may come into the possession of the Security Agent or any of its Affiliates.

29.7	Failure to Act

No provision of any Finance Document shall require the Security Agent to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds to believe that repayment of such funds or adequate security or indemnity against such risk or liability is not reasonably assured to it. The Security Agent shall be entitled to consult with legal counsel of its choice and at the expense of the Borrower and will not incur any liability in acting in good faith in accordance with any advice from such counsel.

29.8	Resignation or Removal of the Security Agent

Subject to the appointment and acceptance of a successor Security Agent as provided below, the Security Agent may resign at any time by giving notice thereof to the Lender and the Borrower, and the Security Agent may be removed at any time with or without cause by the Lender. Upon any such resignation or removal, the Lender shall have the right to appoint a successor Security Agent, which shall be a bank that has an office in New York, New York or Brazil. If no successor Security Agent shall have been so appointed by the Lender and shall have accepted such appointment within 30 days after the retiring Security Agent’s giving of notice of resignation or the Lender’s removal of the retiring Security Agent, then the retiring Security Agent may, on behalf of the Lender, either (i) appoint a successor Security Agent, which shall be a bank that has an office in New York, New York or Brazil or (ii) petition a court of competent jurisdiction to appoint a successor Security Agent. Upon the acceptance of any appointment as Security Agent hereunder by a successor Security Agent, such successor Security Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Security Agent, and the retiring Security Agent shall be discharged from its duties and obligations hereunder; provided that any replacement shall be subject to the taking of appropriate steps to transfer the Collateral to the new Security Agent. Notwithstanding the foregoing, no removal of the Security Agent shall be effective until all amounts then due and owing to the removed Security Agent shall be paid in full. After any retiring Security Agent’s resignation or removal hereunder as the Security Agent, the provisions of this Article 29 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Security Agent.

30.	NOTICES

30.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing (including fax) and faxed or hand delivered (by a reputable commercial courier service).

30.2	Address and Delivery

Any notice or demand to be made by one person to another under or in connection with the Finance Documents may be served by depositing such notice or demand at the address of such other person as identified with its name below on the signature page or by fax to the fax number identified with the name of such other person below on the signature page (which shall be deemed to have been received when confirmed by fax). Promptly upon receipt of notification of an address and fax number or change of address or fax number or changing its own address or fax number, the Parties shall notify each other.

30.3	English language
30.3.1	Any notice given under or in connection with any Finance Document must be in English.

30.3.2	All other documents provided under or in connection with any Finance Document must be:
(a)	in English; or

(b)	if not in English, and if so required by the Lender, accompanied by a certified English translation provided by the Borrower at the Borrower’s cost and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document or a Security Document governed by Brazilian law.

31.	CALCULATIONS AND CERTIFICATES

31.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by the Lender are prima facie evidence of the matters to which they relate.

31.2	Certificates and Determinations

Any certification or determination by the Lender of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

31.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

31.4	Partial invalidity

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

32.	Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of the Lender, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

33.	AMENDMENTS AND WAIVERS

33.1	Required consents

Any term of the Finance Documents may be amended or waived only with the written consent of the Lender and the Borrower, and any such amendment or waiver will be binding on all Parties.

34.	LEFT INTENTIONALLY BLANK

35.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

36.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the law of the State of New York.

37.	JURISDICTION, SERVICE OF PROCESS AND VENUE

37.1	Jurisdiction

Each of the parties hereto agrees that any suit, action or proceeding with respect to this Agreement or any other Finance Document to which it is a party or any judgment entered by any court in respect thereof may be brought in the United States District Court for the Southern District of New York or the Supreme Court of the State of New York, County of New York, and in the courts of its own corporate domicile, in respect of actions brought against it as a defendant, irrevocably waives any right it may have to the jurisdiction of any other courts pursuant to applicable law and irrevocably submits to the non-exclusive jurisdiction of each such court for the purpose of any such suit, action, proceeding or judgment.

37.2	Process Agent

The Borrower irrevocably appoints CT Corporation System (the “Process Agent”), with an office on the date hereof at 111 Eighth Avenue, New York, New York 10011, as its agent and true and lawful attorney-in-fact in its name, place and stead to accept on behalf of the Borrower and its property and revenues service of copies of the summons and complaint and any other process which may be served in any such suit, action or proceeding brought in the State of New York, and the Borrower agrees that the failure of the Process Agent to give any notice of any such service of process to the Borrower shall not impair or affect the validity of such service or, to the extent permitted by applicable law, the enforcement of any judgment based thereon. Nothing herein shall in any way be deemed to limit the ability of the Lender to serve any such process or summonses in any other manner permitted by applicable law.

37.3	Venue

The Borrower irrevocably waives to the fullest extent permitted by law any objection that it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Finance Document brought in the United States District Court for the Southern District of New York or the Supreme Court of the State of New York and hereby further irrevocably waives to the fullest extent permitted by law any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum and any right it may have to the jurisdiction of any court other than the courts indicated in Clause 37.1 above pursuant to applicable law. A final judgment (in respect of which time for all appeals has elapsed) in any such suit, action or proceeding shall be conclusive and may be enforced in any court to the jurisdiction of which the Borrower is or may be subject, by suit upon judgment.

38.	WAIVER OF JURY TRIAL

EACH OF THE BORROWER AND THE LENDER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER FINANCE DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

39.	WAIVER OF IMMUNITY

To the extent that the Borrower may be or become entitled to claim for itself or its Property or revenues any immunity on the ground of sovereignty or the like from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment or execution of a judgment, and to the extent that in any such jurisdiction there may be attributed such an immunity (whether or not claimed), the Borrower hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity with respect to its obligations under this Agreement and the other Finance Documents.

40.	ENTIRE AGREEMENT

This Agreement and the other Finance Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof.

41.	SURVIVAL

The obligations of the Borrower under Sub-clause 7.6.2, Clause 10.3, Article 12, Article 13, Article 14, Article 16 and Clause 24.6 and the obligations of the Lender under Clause 29.5, shall survive the repayment of the Loan and the termination of the Available Facility and, in the case of the Lender assigning any interest in the Loan hereunder, shall survive, in the case of any event or circumstance that occurred prior to the effective date of such assignment, the making of such assignment, notwithstanding that the assigning Lender may cease to be the “Lender” hereunder. In addition, each representation and warranty made, or deemed to be made by a notice of the Loan, herein or pursuant hereto shall survive the making of such representation and warranty.

42.	NO FIDUCIARY RELATIONSHIP.

The Borrower acknowledges that the Lender has no fiduciary relationship with, or fiduciary duty to, the Borrower arising out of or in connection with this Agreement or the other Finance Documents, and the relationship between the Lender and the Borrower is solely that of creditor and debtor. This Agreement and the other Finance Documents do not create a joint venture among the parties.

43.	WAIVER OF SECURITY.

To the extent that the Borrower may, in any suit, action or proceeding brought in any of the courts referred to above or a court of Brazil or elsewhere arising out of or in connection with this Agreement or any other Finance Document to which the Borrower is a party, be entitled to the benefit of any provision of law requiring the Lender in such suit, action or proceeding to post security for the costs of the Borrower, or to post a bond or to take similar action, the Borrower hereby irrevocably waives such benefit, in each case to the fullest extent now or in the future permitted under the laws of New York or, as the case may be, the jurisdiction in which such court is located.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 6
SECURITY
Borrower Quota Pledge Agreement, dated as of the date hereof, between Nextel S.A., McCaw International (Brazil), Ltd., the Lender and the Borrower.
Intercompany Loans Pledge and Subordination Agreement, dated as of the date hereof between the Parent, McCaw International (Brazil), Ltd. and the Security Agent.
Security Interest Agreement, dated as of the date hereof between the Borrower and the Security Agent.
Share Pledge Agreement, dated as of the date hereof, between McCaw International (Brazil), Ltd., Airfone Holdings, Inc., Nextel Telecomunicações S.A., the Borrower and the Lender.
Subsidiary Quota Pledge Agreement, dated as of the date hereof, between the Borrower, Nextel Telecomunicações de Longa Distância Ltda., Nextel S.A. and the Lender.

SIGNATURES
NEXTEL TELECOMUNICAÇÕES LTDA.,
as Borrower

/s/ Authorized representative	/s/ Authorized representative
Name:	Name:
Title:	Title:

Address:	Alameda Santos No. 2,356 and 2,364 Cerqueira César, São Paulo, Brazil, 01418-200
Fax: +55 11 2145 2040
Witnesses:
1st   /s/
Name:
ID.:
2nd   /s/
Name:
ID:
Signature Pages To Term Facility Agreement

NEDERLANDSE FINANCIERINGS-MAATSCHAPPIJ
VOOR ONTWIKKELINGSLANDEN N.V.,
as Lender

/s/ Authorized representative	/s/ Authorized representative

Name:	Name:
Title:	Title:

Address:	Anna van Saksenlaan 71 2593 HW The Hague The Netherlands
Fax: +31 (0)70 314 9757
Witnesses:
1st   /s/
Name:
ID.:
2nd   /s/
Name:
ID:
Signature Pages To Term Facility Agreement

STANDARD BANK OFFSHORE TRUST COMPANY JERSEY LIMITED,
as Security Agent

/s/ Authorized representative	/s/ Authorized representative

Name:	Name:
Title:	Title:

Address:	Standard Bank House 47-49 La Motte Street St. Helier, JE4 8XR
Fax: +44 1534 881299
Witnesses:
1st   /s/
Name:
ID.:
2nd   /s/
Name:
ID:
Signature Pages To Term Facility Agreement